Exhibit 10.38

WHENEVER CONFIDENTIAL INFORMATION IS OMITTED HEREIN (SUCH OMISSIONS ARE DENOTED BY AN ASTERISK *), SUCH CONFIDENTIAL INFORMATION HAS BEEN SUBMITTED SEPARATELY TO THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

EXECUTION VERSION

LICENSE AGREEMENT

between

ELIXIR PHARMACEUTICALS, INC.

and

BRISTOL-MYERS SQUIBB COMPANY

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LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) is made and entered into as of April 25, 2005, by and between Bristol-Myers Squibb Company, a Delaware corporation headquartered at 345 Park Avenue, New York, New York 10154 (“BMS”), and Elixir Pharmaceuticals, Inc., a Delaware corporation having its principal place of business at One Kendall Square, Building 1000, Fifth Floor, Cambridge, Massachusetts 02139 (“Elixir”). BMS and Elixir are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, BMS Controls (as defined below) certain patent rights and know-how rights with respect to the Licensed Compounds (as defined below); and

WHEREAS, Elixir desires to obtain from BMS the licenses set forth herein, and BMS desires to grant such licenses to Elixir, all on the terms and conditions set forth in this Agreement;

NOW, THEREFORE in consideration of the foregoing and the mutual agreements set forth below, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

The terms in this Agreement with initial letters capitalized, whether used in the singular or the plural, shall have the meaning set forth below or, if not listed below, the meaning designated in places throughout this Agreement.

1.1 “AAA” has the meaning set forth in Section 14.2.

1.2 “Act” means the United States Food, Drug and Cosmetic Act, as amended.

1.3 “Affiliate” of a Person means any other Person which (directly or indirectly) is controlled by, controls or is under common control with such Person. For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to a Person means (i) in the case of a corporate entity, direct or indirect ownership of voting securities entitled to cast at least fifty percent (50%) of the votes in the election of directors or (ii) in the case of a non-corporate entity, direct or indirect ownership of at least fifty percent (50%) of the equity interests with the power to direct the management and policies of such entity, provided that if local Law restricts foreign ownership, control shall be established by direct or indirect ownership of the maximum ownership percentage that may, under such local Law, be owned by foreign interests.

1.4 “Agreement” means this Agreement, together with all Appendices attached hereto, as the same may be amended or supplemented from time to time.

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1.5 “Approval” means, with respect to any Licensed Product in any regulatory jurisdiction, approval from the applicable Regulatory Authority sufficient for the manufacture, distribution, use and sale of the Licensed Product in such jurisdiction in accordance with applicable Laws, including receipt of pricing and reimbursement approvals, where applicable. For purposes of the U.S., Approval means NDA approval. For purposes of Japan, Approval means JNDA approval.

1.6 “Blended Rate” means (a) the total amount of royalties (stated in U.S. dollars) that would be payable in the applicable Calendar Quarter and prior three Calendar Quarter period with respect to a Licensed Product under Section 8.4.1, without the applicable reduction in the royalty rate (under Section 8.4.3 and/or 8.4.5) divided by (b) the total Net Sales (stated in U.S. dollars) of such Licensed Product in that same period (i.e., the applicable Calendar Quarter and prior three Calendar Quarter period), expressed as a percentage.

1.7 “BMS Know-How” means all technical information and know-how known to and Controlled by BMS as of the Effective Date (including, without limitation, all biological, chemical, pharmacological, toxicological, clinical, assay and related know-how and trade secrets, and all manufacturing data, the specifications of ingredients, the manufacturing processes, specifications, sourcing information, assays, quality control and testing procedures, and related know-how and trade secrets) that is primarily and directly related to and/or reasonably necessary for the manufacture, Development and/or Commercialization of the Licensed Compounds or Licensed Products, plus the IND and Phase I study summaries for BMS-* and technical information and know-how contained therein. BMS Know-How shall not include information and know-how that is acquired or developed by BMS after the Effective Date.

1.8 “BMS Patent Rights” means the patents and patent applications listed in Appendix 1 hereto, and (a) any foreign counterparts thereof, (b) all divisionals, continuations, continuations-in-part thereof or any other patent application claiming priority directly or indirectly to (i) any of the patents or patent applications identified on Appendix 1 or (ii) any patent or patent application from which the patents or patent applications identified on Appendix 1 claim direct or indirect priority, and (c) all patents issuing on any of the foregoing, and any foreign counterparts thereof, together with all registrations, reissues, re-examinations, renewals, supplemental protection certificates, or extensions of any of the foregoing, and any foreign counterparts thereof.

1.9 “BMS-* Patent Rights” means the patents and patent applications listed in Appendix 5 hereto, and (a) any foreign counterparts thereof, (b) all divisionals, continuations, continuations-in-part thereof or any other patent application claiming priority directly or indirectly to (i) any of the patents or patent applications identified on Appendix 5 or (ii) any patent or patent application from which the patents or patent applications identified on Appendix 5 claim direct or indirect priority, and (c) all patents issuing on any of the foregoing, and any foreign counterparts thereof, together with all registrations, reissues, re-examinations, renewals, supplemental protection certificates, or extensions of any of the foregoing, and any foreign counterparts thereof.

1.10 “BMS Other Patent Rights” means (a) patents and patent applications (other than the BMS Patent Rights) that are Controlled by BMS or its Affiliates having claims covering intermediates or starting materials reasonably necessary in the manufacture of any Licensed Compound, or methods reasonably necessary for manufacturing such intermediates or starting

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materials, and (b) patents and patent applications (other than the BMS Patent Rights) that are Controlled by BMS or its Affiliates that cover or are specifically directed to or specifically refer to one or more Licensed Compounds and/or Licensed Products and/or their use (for example, patent rights covering the use of a Licensed Compound in combination with another pharmaceutical agent). Notwithstanding the foregoing, the BMS Other Patent Rights shall not include any claims of any patents or patent applications directed to formulation(s) of or device(s) or method(s) for delivery of active ingredient(s) whose patentability is based on novel and non-obvious aspects of such formulation(s) or device(s) or method(s) (but not such active ingredient(s) or their use), except for such formulation(s) or device(s) or method(s) that are specifically directed to or refer to or were developed by using any Licensed Compounds or other small molecules of the same or substantially the same chemical class.

1.11 “Business Day” or “business day” means a day other than Saturday, Sunday or any day on which commercial banks located in New York, New York are authorized or obligated by applicable Law to close.

1.12 “Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.13 “Calendar Year” means each successive period of 12 months commencing on January 1 and ending on December 31.

1.14 “Combination Product” means a Licensed Product that includes at least one additional active ingredient other than the Licensed Compound. Drug delivery vehicles, adjuvants, and excipients shall not be deemed to be “active ingredients”, except in the case where such delivery vehicle, adjuvant, or excipient is recognized by the FDA as an active ingredient in accordance with 21 C.F.R. 210.3(b)(7).

1.15 “Commercialization” or “Commercialize” means activities directed to commercially manufacturing, obtaining pricing and reimbursement approvals, carrying out Phase 4 Trials for, marketing, promoting, distributing, importing, exporting, offering for sale or selling a Licensed Product.

1.16 “Commercially Reasonable Efforts” means, with respect to Licensed Compounds and Licensed Products, the carrying out of Development and Commercialization activities in a sustained manner using good faith commercially reasonable and diligent efforts, using the efforts that a company within the pharmaceutical industry and similarly situated to Elixir would reasonably devote to a product of similar market potential or profit potential resulting from its own research efforts, based on conditions then prevailing and taking into account, without limitation, issues of safety and efficacy, product profile, the proprietary position, the then current competitive environment for such product or compound and the likely timing of the product’s entry into the market, the regulatory environment and status of the product, and other relevant scientific, technical and commercial factors. Commercially Reasonable Efforts requires that Elixir: (i) promptly assign responsibility for such Development and Commercialization activities to specific employees who are held accountable for progress and monitor such progress on an on-going basis, (ii) set and consistently seek to achieve specific and meaningful objectives and timelines for carrying out such Development and Commercialization activities, (iii) consistently

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make and implement decisions and allocate resources designed to advance progress with respect to such objectives and timelines, and (iv) employ compensation systems for its employees that are no less favorable than the compensation systems Elixir applies to its other programs, in order to reasonably incentivize such employees to achieve such objectives.

1.17 “Competitive Compound” has the meaning set forth in Appendix 2 hereof.

1.18 “Confidential Information” means all trade secrets, processes, formulae, data, know-how, improvements, inventions, chemical or biological materials, techniques, marketing plans, strategies, customer lists, or other information that has been created, discovered, or developed by a Party, or has otherwise become known to a Party, or to which rights have been assigned to a Party, as well as any other information and materials that are deemed confidential or proprietary to or by a Party (including, without limitation, all information and materials of a Party’s customers and any other Third Party and their consultants), in each case that are disclosed by such Party to the other Party, regardless of whether any of the foregoing are marked “confidential” or “proprietary” or communicated to the other by the disclosing Party in oral, written, graphic, or electronic form. For purposes of this Agreement, BMS Know-How shall be treated as being Confidential Information of both Parties.

1.19 “Controlled” or “Controls”, when used in reference to intellectual property or intellectual property rights, means the legal authority or right of a Party hereto (or any of its Affiliates) to grant a license or sublicense of intellectual property rights to another Party, or to otherwise disclose proprietary or trade secret information to such other Party, without breaching the terms of any agreement with a Third Party, or misappropriating the proprietary or trade secret information of a Third Party.

1.20 “Development” means non-clinical and clinical drug development activities reasonably related to the development and submission of information to a Regulatory Authority, including, without limitation, toxicology, pharmacology and other discovery and pre-clinical efforts, test method development and stability testing, manufacturing process development, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, clinical studies (including, without limitation, pre- and post-approval studies and specifically excluding regulatory activities directed to obtaining pricing and reimbursement approvals). When used as a verb, “Develop” means to engage in Development.

1.21 “Development Plan” means, with respect to any Licensed Product, a comprehensive, multi-year plan specifying Development details for such Licensed Product (including, without limitation, the indications targeted, line of therapy, timelines for completing key activities, phasing of development, primary endpoints, criteria for continuing activities, study size, comparator drugs, combination drugs, timelines for data preparation and filing of regulatory submissions, toxicology and pharmacology studies and manufacturing process development and scale up) for all applicable countries in the Territory. A summary of the initial Development Plan as of the Effective Date is attached hereto as Appendix 3.

1.22 “Dollar” or “$” means the lawful currency of the United States.

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1.23 “Effective Date” means the date specified in the initial paragraph of this Agreement.

1.24 “EMEA” means the European Agency for the Evaluation of Medicinal Products, or any successor agency thereto.

1.25 “Equity Agreements” means the Stock Issuance and Joinder Agreement and the Second Amended and Restated Registration Rights Agreement, which are entered into by Elixir and BMS concurrently with this Agreement, the Certificate of Incorporation, which is applicable to the Series B Preferred Stock issued to BMS pursuant to Section 8.1(b), and the Second Amended and Restated Voting Agreement, the Series B Convertible Preferred Stock Purchase Agreement, and the Amended and Restated Stock Restriction Agreement, to which BMS will become a party concurrently with this Agreement, all as in effect from time to time.

1.26 “EU” means the European Union, as its membership may be altered from time to time, and any successor thereto, and which, as of the Effective Date, consists of Austria, Belgium, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, The Netherlands, Poland, Portugal, Slovakia, Slovenia, Spain, Sweden and the United Kingdom, and that certain portion of Cyprus included in such organization.

1.27 “Europe” means the countries comprising the European Union as it may be constituted from time to time, together with those additional countries included in the European Economic Area as it may be constituted from time to time (which as of the Effective Date includes Iceland, Liechtenstein and Norway), Albania, Andorra, Belarus, Bosnia and Herzegovina, Bulgaria, Croatia, Holy See (Vatican), Macedonia, Moldova, Monaco, Poland, Romania, Russian Federation, San Marino, Serbia and Montenegro, Switzerland, Turkey, Ukraine, other central and eastern European markets including former Soviet block and USSR countries, and any successors to, or new countries created from, any of the foregoing.

1.28 “FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

1.29 “Field” means the diagnosis, prevention, treatment or control of any human or animal disease, disorder or condition.

1.30 “First Commercial Sale” means, with respect to any Licensed Product, the first sale for use or consumption by the general public of such Licensed Product in any country in the Territory after Approval of such Licensed Product has been granted, or such marketing and sale is otherwise permitted, by the Regulatory Authority of such country.

1.31 “GAAP” means generally accepted accounting principles in the United States.

1.32 “Generic Product” means any pharmaceutical product containing as an active ingredient a Licensed Compound (or any salt, solvate, crystalline or noncrystalline form of such Licensed Compound) that is also contained in a Licensed Product, and which pharmaceutical product is sold in the same country as such Licensed Product by any Third Party that is not a Sublicensee or its Affiliates.

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1.33 “IND” means an Investigational New Drug Application, as defined in the Act, filed with the FDA or its foreign counterparts.

1.34 “Indemnification Claim” has the meaning set forth in Section 12.3.

1.35 “Indemnitee” has the meaning set forth in Section 12.3.

1.36 “Indemnitor” has the meaning set forth in Section 12.3.

1.37 “Independent Evaluator” means an independent certified public accounting firm or investment bank of nationally recognized standing, which, at the time of the evaluation set forth in Section 3.1, is not providing financial or consulting services to either Party, and which is selected by Elixir and reasonably acceptable to BMS, or such other qualified Person as the Parties may mutually agree to.

1.38 “JNDA” means a New Drug Application filed with the Koseisho required for marketing approval for the applicable Licensed Product in Japan.

1.39 “JNDA Approval” means the approval of a JNDA by the Koseisho for the applicable Licensed Product in Japan.

1.40 “JNDA Filing” means the acceptance by the Koseisho of the filing of a JNDA for the applicable Licensed Product in Japan.

1.41 “Koseisho” means the Japanese Ministry of Health and Welfare, or any successor agency thereto.

1.42 “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign.

1.43 “Less Favorable to Elixir” has the meaning set forth in Section 3.6(a).

1.44 “License” has the meaning set forth in Section 2.3(a). “License” also refers to the corresponding arrangement for the grant by Elixir of rights back to BMS with respect to one or more Licensed Compound(s) and Licensed Product(s) pursuant to Article 3.

1.45 “Licensed Compound” means (a) the BMS compounds known as BMS-604992, BMS-*, BMS-*, BMS-*, BMS-* and BMS-*, and (b) any metabolic precursors or prodrugs, isomers, metabolites, hydrates, anhydrides, solvates, salt forms, free acids or bases, esters, amides, ethers, complexes, conjugates or polymorphs of any compounds covered by the foregoing clause (a) or this clause (b).

1.46 “Licensed Product” means any pharmaceutical product containing a Licensed Compound (alone or with other active ingredients), in all forms, presentations, formulations and dosage forms. For clarification, Licensed Product shall include any Combination Product.

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1.47 “List A Countries” means Austria, Belgium, China, Czech Republic, Denmark, Finland, France, Germany, Greece, Hungary, India, Ireland, Italy, The Netherlands, Poland, Portugal, Slovakia, Spain, Sweden, Switzerland, the United Kingdom, Australia, Canada, Japan, Mexico and the U.S.

1.48 “Losses and Claims” has the meaning set forth in Section 12.1.

1.49 “MAA Approval” means approval by the EMEA of a marketing authorization application (“MAA”) filed with the EMEA for the applicable Licensed Product under the centralized European procedure. If the centralized EMEA filing procedure is not used, MAA Approval shall be achieved upon the first Approval for the applicable Licensed Product in France, Germany, Italy, Spain or the United Kingdom.

1.50 “MAA Filing” means filing with the EMEA of a marketing authorization application (“MAA”) for the applicable Licensed Product under the centralized European procedure. If the centralized EMEA filing procedure is not used, MAA Filing shall be achieved upon the first filing of a marketing authorization application for the applicable Licensed Product in France, Germany, Italy, Spain or the United Kingdom.

1.51 “Major Indication” means sarcopenia (including aging or frailty), idiopathic short stature, a gastric dysmotility disorder (including but not limited to gastroparesis, ileus, or dyspepsia), or other indications not related to HIV or cachexia.

1.52 “Major Market Country” means the United States, Japan, Germany, the United Kingdom, France, Spain and Italy.

1.53 “NDA” means a New Drug Application filed with the FDA required for marketing approval for the applicable Licensed Product in the U.S.

1.54 “NDA Approval” means the approval of an NDA by the FDA for the applicable Licensed Product in the U.S.

1.55 “NDA Filing” means the acceptance by the FDA of the filing of an NDA for the applicable Licensed Product.

1.56 “Negotiation Period” has the meaning set forth in Article 3.

1.57 “Net Sales” means, with respect to any Licensed Product, the amount billed by a Party, an Affiliate of such Party, or any or permitted Sublicensee for sales of such Licensed Product to a Third Party less:

(a) discounts (including, without limitation, cash discounts, quantity discounts and patient discount program discounts), retroactive price reductions, charge-back payments and rebates granted to managed health care organizations or to federal, state and local governments, their agencies, and purchasers and reimbursers or to trade customers (a “Discount”); provided however, that where any such Discount is based on sales of a bundled set of products in which such Licensed Product is included, the Discount shall be allocated to such Licensed Product on a pro rata basis based on the sales value (i.e., the

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unit average selling price multiplied by the unit volume) of the Licensed Product relative to the sales value contributed by the other constituent products in the bundled set, with respect to such sale;

(b) credits or allowances actually granted upon claims, damaged goods, rejections or returns of such Licensed Product, including such Licensed Product returned in connection with recalls or withdrawals;

(c) freight out, postage, shipping and insurance charges for delivery of such Licensed Product; and

(d) taxes or duties levied on, absorbed or otherwise imposed on the sale of such Licensed Product, including, without limitation, value-added taxes, or other governmental charges otherwise imposed upon the billed amount, as adjusted for rebates and refunds, to the extent not paid by the Third Party.

Net Sales shall be determined in accordance with GAAP. In the case of any Combination Product sold in the Territory, Net Sales for such Combination Product shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B) where A is the invoice price of the Licensed Product if sold separately, and B is the total invoice price of the other active ingredient or ingredients in the Combination Product, if sold separately. If, on a country-by-country basis, the other active ingredient or ingredients in the Combination Product are not sold separately in said country, Net Sales for the purpose of determining royalties of the Combination Product shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/D, where A is the invoice price of the Licensed Product if sold separately, and D is the invoice price of the Combination Product. If neither the Licensed Product nor the other active ingredient(s) are sold separately in a given country, the Parties shall determine Net Sales for such Combination Product by mutual agreement based on the relative contribution of the Licensed Compound and each other active ingredient to the Combination Product, and shall take into account in good faith any applicable allocations and calculations that may have been made for the same period in other countries (giving more weight to allocations made for Major Market Countries than for other countries).

Net Sales shall not include any payments among Elixir, its Affiliates and Sublicensees.

1.58 “Notice” as used in Section 3.1 means the SAS data set of the completed studies and any correspondences with the FDA, case report forms for responders, information regarding any relevant Third Party patents, information regarding the manufacture, sourcing and cost of goods with respect to the applicable Licensed Compounds and Licensed Products.

1.59 “Person” means any individual, firm, corporation, partnership, limited liability company, trust, business trust, joint venture, governmental authority, association or other entity.

1.60 “Phase 1 Trial” means a human clinical trial of a Licensed Product, the principal purpose of which is a preliminary determination of safety in healthy individuals or patients, as described in 21 C.F.R. 312.21(a), or a similar clinical study prescribed by the Regulatory Authorities in a foreign country. For purposes of this Agreement, “start of Phase 1 Trial” for a Licensed Product means the first dosing of such Licensed Product in a human patient in a Phase 1 Trial.

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1.61 “Phase 2 Trial” means a human clinical trial of a Licensed Product, the principal purpose of which is a determination of safety and efficacy in the target patient population, as described in 21 C.F.R. 312.21(b), or a similar clinical study prescribed by the Regulatory Authorities in a foreign country. For purposes of this Agreement, “start of Phase 2 Trial” for a Licensed Product means the first dosing of such Licensed Product in a human patient in a Phase 2 Trial.

1.62 “Phase 2a Trial” means a Phase 2 Trial of a Licensed Product, the principal purpose of which is a preliminary determination of efficacy and safety in the target population over a range of doses.

1.63 “Phase 3 Trial” means a human clinical trial of a Licensed Product on a sufficient number of subjects that is designed to establish that a pharmaceutical product is safe and efficacious for its intended use, and to determine warnings, precautions, and adverse reactions that are associated with such pharmaceutical product in the dosage range to be prescribed, which trial is intended to support Approval of a Licensed Product, as described in 21 C.F.R. 312.21(c), or a similar clinical study prescribed by the Regulatory Authorities in a foreign country. For purposes of this Agreement, “start of Phase 3 Trial” for a Licensed Product means the first dosing of such Licensed Product in a human patient in a Phase 3 Trial.

1.64 “Phase 4 Trial” means a human clinical trial for a Licensed Product commenced after receipt of Approval in the country for which such trial is being conducted and that is conducted within the parameters of the Approval for the Licensed Product. Phase 4 Trials may include, without limitation, epidemiological studies, modeling and pharmacoeconomic studies, investigator sponsored clinical trials of Licensed Product and post-marketing surveillance studies.

1.65 “Qualified Equity Financing” means, following the Effective Date, the issuance and sale to investors of Elixir preferred stock (for purposes of this definition, “QEF Preferred Stock”), the gross proceeds of which are at least seven and one-half million Dollars ($7,500,000), which QEF Preferred Stock has at least the following rights, preferences and privileges: (i) a liquidation preference pari passu or senior to the Series B Preferred Stock; (ii) preemptive rights on future securities issuances by Elixir that are at least materially the same as those provided for in the Series B Convertible Preferred Stock Purchase Agreement (which is one of the Equity Agreements); (iii) registration rights that are at least materially the same as those registration rights afforded the Series B Preferred Stock under the Second Amended and Restated Registration Rights Agreement (which is one of the Equity Agreements); (iv) weighted-average or full ratchet anti-dilution protection based on the sale price for the QEF Preferred Stock; and (v) in the event the QEF Preferred Stock is subject to any “pay-to-play” or other similar feature (including, without limitation, any feature that results in dilution or any diminution of any rights as a result of a failure to participate in an equity financing), which feature is triggered by any equity financing completed or to be completed by Elixir, such feature shall not apply to the securities issued to BMS pursuant to Section 8.2.2 (either (1) by there being a new class of preferred stock issued to BMS that is equivalent to such QEF Preferred Stock in all respects except that such class shall not be subject to such “pay-to-play” feature, or (2) BMS is put in materially the same position by

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contract with Elixir as it would have been had such “pay-to-play” feature not applied to the shares of QEF Preferred Stock issued to BMS). Qualified Equity Financing shall also include, at the sole discretion of BMS, an issuance and sale to investors of Elixir preferred stock following the Effective Date that does not meet all of the requirements set forth in the preceding sentence.

1.66 “Regulatory Authority” means any national or supranational governmental authority, including, without limitation, the FDA, EMEA or Koseisho (i.e., the Japanese Ministry of Health and Welfare, or any successor agency thereto), that has responsibility in countries in the Territory over the Development and/or Commercialization of the Licensed Compounds and Licensed Products.

1.67 “Royalty Term” has the meaning set forth in Section 8.4.2.

1.68 “Series B Financing” means the issuance and sale of Series B Preferred Stock pursuant to the terms of the Series B Convertible Preferred Stock Purchase Agreement, dated as of February 4, 2003, entered into among Elixir and the Purchasers named therein, as amended by those Amendments Nos. 1, 2 and 3 dated July 9, 2003, September 24, 2003 and February 2, 2004, respectively.

1.69 “Series B Preferred Stock” means the Series B Convertible Preferred Stock, par value $0.001 per share, of Elixir.

1.70 “Sublicensee” means any Third Party expressly sublicensed under the BMS Patent Rights, BMS Other Patent Rights, BMS-* Patent Rights or BMS Know-How by Elixir under the grants to Elixir contained in Section 2.1 or 2.2. As used in this Agreement, “Sublicensee” shall also include a Third Party to whom Elixir has granted the right to promote or distribute a Licensed Product, provided that such Third Party is responsible for marketing and promotion of such Licensed Product within its promotion or distribution territory. “Sublicensee” shall also include any Third Party that is a party to a License agreement. “Sublicensee” shall also include the party to a further sublicense as set forth in Section 2.3(b)(vi).

1.71 “Territory” means any country in the world.

1.72 “Term Sheet” has the meaning set forth in Section 3.6(b).

1.73 “Third Party” means any Person other than Elixir, BMS and their respective Affiliates.

1.74 “Third Party Term Sheet” has the meaning set forth in Section 3.2.

1.75 “Title 11” has the meaning set forth in Section 13.6.

1.76 “United States” or “U.S.” means the United States of America.

1.77 “Valid Claim” means a claim of (i) an issued and unexpired patent or a supplementary protection certificate, which claim has not been revoked or held invalid or unenforceable by a court or other government agency of competent jurisdiction from which no appeal can be or has been taken and has not been held or admitted to be invalid or unenforceable

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through re-examination or disclaimer, reissue, opposition procedure, nullity suit or otherwise, or (ii) a pending patent application that has not been cancelled, withdrawn or abandoned, which claim in the case of clause (i) or (ii) covers a Licensed Product, its manufacture or use provided, however, that if a claim of a pending patent application shall not have issued within five (5) years (or in Japan, seven (7) years) after the earliest filing date from which such claim takes priority, such claim shall not constitute a Valid Claim for the purposes of this Agreement unless and until a patent issues with such claim.

ARTICLE 2

LICENSE GRANT

2.1 License for Licensed Compounds and Licensed Products.

2.1.1 Subject to all the terms and conditions set forth in this Agreement (including, without limitation, the reservation of rights in Section 2.6), BMS hereby grants to Elixir a non-transferable (except in accordance with Section 15.4), exclusive (even as to BMS and its Affiliates) license, with the right to sublicense in accordance with Section 2.3, under the BMS Patent Rights and BMS Know-How, to make, use (including in activities directed at the research and Development of Licensed Compounds and Licensed Products), have made, sell, offer to sell, export, import and otherwise exploit or Commercialize Licensed Compounds and Licensed Products in the Field in the Territory.

2.1.2 Subject to all the terms and conditions set forth in this Agreement (including, without limitation, the reservation of rights in Section 2.6), BMS hereby grants to Elixir a non-transferable (except in accordance with Section 15.4), nonexclusive license, with the right to sublicense in accordance with Section 2.3, (i) under the BMS Other Patent Rights described in Section 1.10(a), and under the BMS Patent Rights (to the extent not licensed pursuant to Section 2.1.1), to make, have made, use, export and import intermediates and starting materials reasonably necessary for the manufacture of Licensed Compounds, and practice methods reasonably necessary for manufacturing such intermediates and starting materials, but only for the purposes of manufacturing Licensed Compounds, in the Field in the Territory, and (ii) under the BMS Other Patent Rights described in Section 1.10(b), to make, use (including in activities directed at the research and Development of Licensed Compounds and Licensed Products), have made, sell, offer to sell, export, import and otherwise exploit or Commercialize Licensed Compounds and Licensed Products in the Field in the Territory, provided however, that no rights are granted under this Section 2.1.2 with respect to any compound being developed or sold (as of the Effective Date or in the future) by BMS or its Affiliates or their contractors or collaborators, including but not limited to the use or formulation of the Licensed Compound or Licensed Product with any compound being developed or sold (as of the Effective Date or in the future) by BMS or its Affiliates or their contractors or collaborators. For clarification, no rights are granted under this Section 2.1.2 to co-formulate or use in combination a Licensed Compound with any compound being developed or sold (as of the Effective Date or in the future) by BMS or its Affiliates or their contractors or collaborators.

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2.2 License for BMS-*. Subject to all the terms and conditions set forth in this Agreement (including, without limitation, the reservation of rights in Section 2.6), BMS hereby grants to Elixir a non-transferable (except in accordance with Section 15.4), exclusive (even as to BMS and its Affiliates) license, with the right to sublicense in accordance with Section 2.3, under the BMS-* Patent Rights and BMS Know-How to make, use (including in activities directed at the research and Development of Licensed Compounds and Licensed Products), have made and import BMS-* in the Field in the Territory, provided that such license shall not include the right to use in humans or sell BMS-*. In no event will Elixir or its Affiliate or any permitted Sublicensee use BMS-* in humans.

2.3 Sublicenses. Elixir shall have the right to grant sublicenses with respect to the rights licensed to Elixir under Sections 2.1 and 2.2 solely in accordance with this Section 2.3.

(a) Elixir shall have the right to grant a sublicense under the BMS-Know-How, BMS Other Patent Rights, BMS-* Patent Rights and BMS Patent Rights to any Third Party sublicensee with respect to BMS-* or the Development or Commercialization (or any other activities permitted by the license grants in Sections 2.1 and 2.2) of any Licensed Compound or any Licensed Product containing such Licensed Compound (including without limitation any sublicense, co-development, co-promotion or similar arrangement expressly granting such rights) (such arrangement being a “License”) upon the earlier of (i) completion of the first Phase 2a Trial conducted under a U.S. IND for such Licensed Compound or (ii) such time as Elixir can provide BMS with statistically powered, dose-dependent proof-of-concept of human efficacy for such Licensed Compound (the “Trigger Date” for such Licensed Compound). Such Phase 2a Trial shall have been designed to show statistically powered dose-dependent efficacy as the primary endpoint, as described in Appendix 3. As used herein, “completion of the first Phase 2a Trial in the U.S.” means the completion of all patient dosing for such Phase 2a Trial and the preparation and submission to BMS by Elixir of the preliminary clinical studies report plus the clinical data and tables for such trial. For clarification, an agreement with a contractor, contract research organization, contract manufacturer or other Third Party performing contracted services related to BMS-* or the manufacture, research, Development and/or Commercialization of Licensed Compound(s) or Licensed Product(s) shall not be a License thereof, provided such agreement is a fee-for-service arrangement and does not grant the Third Party the right to sell or promote such Licensed Compound or Licensed Product. Other than a permitted assignment of this Agreement in accordance with Section 15.4.1, Elixir shall not have the right to enter into any License with a Third Party until after the Trigger Date, and then only in accordance with this Section 2.3 and the procedure set forth in Section 3.1.

(b) Subject to the foregoing and Section 3.1, Elixir shall have the right to enter into a License with a Third Party, provided that:

(i) such License shall refer to this Agreement and shall be subordinate to and consistent with the terms and conditions of this Agreement, and shall not limit the ability of Elixir (individually or through the activities of its Sublicensee) to fully perform all of its obligations under this Agreement or BMS’ rights under this Agreement;

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(ii) in such License agreement, the Sublicensee shall agree in writing to be bound to Elixir by terms and conditions substantially similar to, or less favorable to the Sublicensee than, the corresponding terms and conditions of this Agreement;

(iii) promptly after execution of the License agreement, Elixir shall provide a copy of such License agreement to BMS, which copy may be redacted to exclude financial terms and confidential scientific information, provided that all other relevant terms and information shall be retained and such copy shall be treated as Elixir Confidential Information hereunder;

(iv) Elixir shall remain responsible for the performance of this Agreement and the performance of its Sublicensees hereunder, including without limitation, its obligations under Sections 5.1(a) and 6.1, the payment of all payments due, and making reports and keeping books and records, and shall cause such Sublicensee to enable Elixir to comply with the terms and conditions of this Agreement;

(v) each License granted by Elixir to any right licensed to it hereunder shall terminate immediately upon the termination of the license from BMS to Elixir with respect to such right under Section 13.2, provided that such sublicensed rights shall not terminate if, as of the effective date of such termination by BMS under Section 13.2, the Sublicensee is not in material breach of its obligations to Elixir under its License agreement, and within thirty (30) days of such termination the Sublicensee agrees in writing to be bound directly to BMS under a license agreement substantially similar to this Agreement with respect to the rights sublicensed hereunder, substituting such Sublicensee (a “Surviving Sublicensee”) for Elixir, and provided further that (A) such license agreement shall not prejudice any remedy BMS may have against Elixir for the circumstances which were the basis for such termination by BMS; (B) the scope of the rights granted to the Surviving Sublicensee under such license agreement (with respect to licensed activities, BMS-*, Licensed Compounds, Licensed Products and territory) shall be equal to the scope of the rights that had been sublicensed by Elixir to the Surviving Sublicensee pursuant to the License agreement; (C) such license agreement shall not include the provisions of Article 3 or Section 8.1 hereof; (D) Elixir shall no longer be obligated under this Agreement to pay amounts set forth in Sections 8.2, 8.3 and 8.4 hereof, to the extent such amounts are payable by the Surviving Sublicensee, its Affiliates and its sublicensees; and (E) such license agreement shall obligate the Surviving Sublicensee to pay directly to BMS amounts corresponding to those set forth in Sections 8.2, 8.3 and 8.4 hereof which are payable based on the activities of such Surviving Sublicensee, its Affiliates and its sublicensees; and

(vi) such Sublicensees shall have the right to grant further sublicenses of same or lesser scope as its sublicense from Elixir under the grants contained in Section 2.1 and 2.2 (the other party to such further sublicense also being a “Sublicensee”), provided that such further sublicenses shall be in accordance with and subject to all of the terms and conditions of this Section 2.3(b) but not Article 3 (i.e., such Sublicensee shall be subject to this Section 2.3(b) in the same manner and to the same extent as Elixir, but shall not be subject to Article 3).

In accordance with and without limiting the foregoing, such Sublicensee shall agree in writing (x) to maintain insurance coverage at least at the same levels and on the same terms and conditions as set forth in Section 12.4, and (y) to keep books and records pursuant to Section 8.7 hereof and to observe all other applicable terms of this Agreement.

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It shall be a breach of this Agreement for Elixir to enter into any License hereunder not in compliance with this Section 2.3.

2.4 No Trademark License. No right or license, express or implied, is granted to Elixir to use any trademark, trade name, trade dress or service mark owned or Controlled by BMS or any of its Affiliates. Elixir, at its sole cost and expense, shall be responsible for the selection, registration and maintenance of all trademarks which it employs in connection with its activities conducted pursuant to this Agreement, if any, and shall own and control such trademarks.

2.5 No Implied Licenses. No license or other right is or shall be created or granted hereunder by implication, estoppel or otherwise. All such licenses and rights are or shall be granted only as expressly provided in this Agreement.

2.6 Retained Rights. All rights not expressly granted hereunder are reserved by BMS and may be used by BMS for any purpose. Without limiting the foregoing, BMS retains any and all rights under the BMS Patent Rights and BMS Know-How to make, have made, use, sell, have sold, export or import any compounds which are not BMS-* or Licensed Compounds, and products not containing BMS-* or any Licensed Compounds, provided that the BMS Know-How shall be treated by BMS as being Confidential Information of both Elixir and BMS, and BMS shall not publicly disclose the BMS Know-How except as permitted under Article 11. BMS also expressly reserves and retains the right (i) to make, have made and use BMS-* and Licensed Compounds for any internal research purposes and (ii) to make, have made and use BMS-* and any Licensed Compound solely for use as an intermediate or starting material in the manufacture of any compound which is not BMS-* or a Licensed Compound.

2.7 Conversion to Exclusive License. BMS shall have the right at its sole discretion (including, without limitation, for purposes of extending the applicable Royalty Term under Section 8.4.2) to convert the license granted to Elixir under Section 2.1.2 to be an exclusive license upon notice to Elixir specifying the patents within the BMS Other Patent Rights to be so converted, and such converted BMS Other Patent Rights shall thereafter be deemed to be included in the BMS Patent Rights for all purposes under this Agreement. Accordingly, the BMS Patent Rights so exclusively licensed to Elixir pursuant to this Section 2.7 shall then be considered for purposes of determining the Royalty Term for the applicable Licensed Product.

ARTICLE 3

BMS RIGHT OF FIRST NEGOTIATION

3.1 BMS Right of First Negotiation. BMS shall have a right of first negotiation with respect to Licensed Compounds and Licensed Products as follows.

(a) After the Trigger Date with respect to a Licensed Product, in the event that Elixir desires at any time within * after the Effective Date to enter into a License arrangement with respect to a Licensed Product, before entering into negotiations with any Third Party with respect to such License, Elixir will notify BMS of its desire and provide BMS with a Notice with respect to such Licensed Product. If BMS notifies Elixir in writing of its election to pursue a License for

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such Licensed Product within * after BMS’ receipt of such Notice, Elixir and BMS shall enter into good faith negotiations with respect to such License for a period of * following Elixir’s receipt of such election from BMS (the “Negotiation Period”).

(b) During the Negotiation Period, Elixir will provide BMS with an opportunity to make a Term Sheet proposal of terms and conditions with respect to such License and Elixir will either agree to the proposal (and such Term Sheet shall then be deemed as being offered by Elixir) and the Parties will move forward to negotiate a definitive agreement based on such Term Sheet, or Elixir shall promptly provide a counter offer Term Sheet to BMS. If BMS has not provided Elixir with such written Term Sheet proposal within * following the start of such Negotiation Period, the Negotiation Period will terminate. During the Negotiation Period, Elixir may revise the terms and conditions of its counter proposal Term Sheet to BMS and the last such Term Sheet that Elixir delivers to BMS shall be deemed the Term Sheet that Elixir delivers to BMS for purposes of Section 3.2 below, provided however, that Elixir shall provide BMS with a reasonable period of time to review and consider any such Term Sheet which in no event will be less than *. Such * Negotiation Period shall be extended by an additional * of diligent good faith negotiations if (i) Elixir and BMS reach agreement in principle with respect to a Term Sheet with respect to such License and (ii) BMS obtains internal BMS Executive Committee approval to proceed with completing a definitive agreement based on such Term Sheet.

(c) During the Negotiation Period and any extension thereof, Elixir shall promptly provide BMS with additional information available to Elixir that is related to the Licensed Compound(s) and Licensed Product(s) that would be subject to the License, and access to personnel and facilities, as reasonably requested by BMS as part of its due diligence with respect to such License. Subject to any prior Licenses, BMS shall have the right to determine the scope of Licensed Compounds and Licensed Products with respect to such License (i.e., whether the License will cover, for example, a single Licensed Compound or a list of several Licensed Compounds or the entire genus of Licensed Compounds) and the Term Sheets that Elixir delivers to BMS during the Negotiation Period shall include the terms for the scope of Licensed Compounds and Licensed Products requested by BMS.

(d) If Elixir and BMS do not conclude an agreement with respect to such License during the Negotiation Period (including any extensions thereof), Elixir will then be free to enter into negotiations with any Third Party regarding such a License for such Licensed Compound(s) and Licensed Product(s), provided that such License shall have the same territory as identified in the Notice under Section 3.1(a) and the same scope of Licensed Compound(s) and Licensed Product(s) that were the subject of the last Term Sheet delivered to BMS under Section 3.1(b). Elixir shall then be free to enter into any such License, subject to the provisions set forth in Section 3.2.

(e) If BMS does not provide Elixir with such notice of BMS’ election to pursue a License within the * period after receipt of a Notice set forth in Section 3.1(a), or if BMS does not provide Elixir with such a written Term Sheet proposal within the * of the start of the Negotiation Period, Elixir will then be free to enter into negotiations with any Third Party, and Elixir shall have the right to enter into Licenses, with respect to some or all of the Licensed Product(s) and Licensed Compound(s) and territory identified in the Notice.

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3.2 To the extent that BMS’ rights under this Article 3 have not terminated or expired, Elixir shall not enter into any agreement with any Third Party with respect to a License under terms and conditions which are Less Favorable to Elixir than the terms and conditions set forth in the Term Sheet last offered by Elixir to BMS, except in accordance with the procedure set forth in this Section 3.2.

(a) If Elixir intends to enter into a License agreement with a Third Party, Elixir shall notify BMS and shall notify an Independent Evaluator for the purpose of this Section 3.2. Elixir shall bear the costs of engaging the Independent Evaluator. Elixir shall provide the Independent Evaluator with a Term Sheet containing the terms and conditions of the proposed License agreement with such Third Party (the “Third Party Term Sheet”), without revealing the identity of the Third Party, and shall also provide the Independent Evaluator with a copy of the last Term Sheet offered by Elixir to BMS. BMS shall have no right to receive the Third Party Term Sheet from Elixir or the Independent Evaluator.

(b) The Independent Evaluator shall promptly make a determination of whether the terms and conditions of the Third Party Term Sheet are Less Favorable to Elixir than the terms and conditions of the last Term Sheet offered by Elixir to BMS, in accordance with Section 3.5(a) below. Unless the Parties agree otherwise, such determination shall be made by the Independent Evaluator within fifteen (15) business days of receipt of the relevant Term Sheets from Elixir and the Independent Evaluator shall promptly notify the Parties of such determination. The Independent Evaluator shall be required to make a definite determination based on the information provided to it as to whether or not the Third Party Term Sheet is Less Favorable to Elixir than the last Term Sheet offered by Elixir to BMS. The Independent Evaluator shall not have the authority to render any other determination or to respond without a decision, and the Parties agree (i) that the Independent Evaluator shall have no liability in any way by reason of its decision and (ii) to be bound by such determination.

(c) If the Independent Evaluator determines that the Third Party Term Sheet is not Less Favorable to Elixir than the last Term Sheet offered by Elixir to BMS, Elixir will be free to enter into a License agreement with such Third Party having the terms and conditions set forth in the Third Party Term Sheet (or terms and conditions more favorable to Elixir than the terms and conditions set forth in the Third Party Term Sheet) and such other terms and conditions as Elixir and the Third Party agree, provided however, that Elixir shall not have the right to enter into an agreement with respect to such License with such Third Party having terms and conditions that are Less Favorable to Elixir than the terms and conditions set forth in the Third Party Term Sheet presented to the Independent Evaluator.

(d) If the Independent Evaluator determines that the terms and conditions set forth in the Third Party Term Sheet are Less Favorable to Elixir than the terms and conditions last offered by Elixir to BMS, Elixir may at its discretion continue its negotiation with the Third Party, with the objective of obtaining financial terms and conditions which are more favorable to Elixir than the financial terms and conditions last offered by Elixir to BMS, provided that Elixir shall not enter into an agreement with such Third Party without first following the above procedure set forth in this Section 3.2 with respect to submitting a revised Third Party Term Sheet to the Independent Evaluator. Alternatively, Elixir may offer such financial terms and conditions set out in such Less Favorable to Elixir Third Party Term Sheet to BMS (or Elixir

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may offer BMS terms and conditions financially less favorable to Elixir than those set out in such Third Party Term Sheet). In the event that Elixir makes such offer to BMS, Elixir shall also offer to BMS the same terms with respect to governance and decision-making as set out in such Third Party Term Sheet (or otherwise proposed by Elixir to the Third Party). If Elixir offers such terms and conditions for a License to BMS in accordance with this Section 3.2(d) (the “New Term Sheet”), BMS will have an additional * to provide Elixir with notice that BMS desires to enter into an agreement with Elixir on substantially the same financial terms and conditions as set out in the New Term Sheet (an “Acceptance Notice”). If an Acceptance Notice is provided by BMS, the Parties will work diligently to expeditiously complete such a License agreement. If an Acceptance Notice is not provided by BMS within such * period, or if Elixir and BMS do not execute a binding License agreement within * after receipt of the Acceptance Notice, Elixir will be free to enter into an agreement with such Third Party having the terms and conditions not financially Less Favorable to Elixir than those set forth in the New Term Sheet.

3.3 In the event that Elixir has not entered into an agreement with a Third Party with respect to a License within the earlier of * following the end of a Negotiation Period or at such time that statistically significant interim or final results from a Phase 2 Trial or Phase 3 Trial are available with respect to the applicable Licensed Product, then thereafter, if Elixir desires to enter into a License arrangement, before entering into a License agreement with any Third Party, Elixir will first notify BMS of its desire and a Notice and the procedure described in Sections 3.1 and 3.2 above shall apply again, except that the Negotiation Period in this case shall be * (rather than *), provided that Elixir shall be free to continue negotiations regarding a License with any Third Party (but not initiate any new negotiations with any other Third Party) during any such Negotiation Period pursuant to this Section 3.3, but may not enter into a License agreement with a Third Party until after the end of such Negotiation Period, and then only in accordance with and following the procedure set forth Section 3.2.

3.4(a) Subject to Section 3.4(b), during any Negotiation Period, at BMS’ request, Elixir shall make an offer of terms and conditions for a License where BMS would obtain exclusive worldwide rights and joint responsibility for the further manufacture, Development or Commercialization of the Licensed Product for all indications. The foregoing license shall include terms and conditions that provide BMS with a role of at least co-developing and co-commercializing the Licensed Product, with BMS having at least equal participation in co-commercialization of the Licensed Product in the U.S.

(b) Elixir shall have the right at its discretion to limit the licensed territory in any Notice or Term Sheet to Japan, provided however, that in such case, any subsequent License in other countries in the world shall be subject to all of the terms and conditions of this Article 3 including Section 3.4(a).

(c) Any proposed License or License agreement between Elixir and BMS shall include, in addition to the grant back to BMS of the applicable rights under the BMS Know-How and BMS Patent Rights, the grant to BMS of the applicable rights under other know-how and patent rights Controlled by Elixir with respect to the Licensed Compound and Licensed Product that are subject to the License.

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3.5 Any License agreement entered into by Elixir in accordance with the foregoing procedure shall be subject to Section 2.3.

3.6 Certain Definitions. For the purposes of this Article 3, the following capitalized terms shall have the following meanings:

(a) “Less Favorable to Elixir” means, with respect to a Third Party Term Sheet compared to the most recent Term Sheet offered by Elixir to BMS, that the Third Party Term Sheet contains financial terms which, taken as a whole, are materially less favorable to Elixir than terms set forth in the last Term Sheet for a License offered to BMS by Elixir. The determination by the Independent Evaluator in accordance with Section 3.2 as to whether a Third Party Term Sheet is Less Favorable to Elixir than the last Term Sheet offered to BMS by Elixir shall be based upon *, with methods and assumptions being applied in the same manner to both the Third Party Term Sheet and the last Term Sheet offered to BMS by Elixir, provided that such determination shall take into account * between the two Term Sheets and shall adjust the * accordingly. In such evaluation, *.

(b) “Term Sheet” means a non-binding term sheet summarizing the key terms and conditions on which a Party would be willing to enter into negotiations with a view to finalizing a mutually acceptable definitive License agreement that includes the terms contained in the Term Sheet. It is understood that a Term Sheet need not specify all material terms, and as is customary, may provide a summary of only certain of the most significant terms, provided that a Term Sheet shall include, at a minimum, the material financial terms and conditions, the scope and territory of licenses granted and the allocation of material responsibilities and costs with respect to the Development and Commercialization of the Licensed Compound(s) and Licensed Product(s) to which such Term Sheet relates, in such detail so as to reasonably enable the Independent Evaluator to perform the determination set forth in Section 3.2.

ARTICLE 4

TRANSFER OF KNOW-HOW AND MATERIALS

4.1 Documentation. During the sixty (60) day period following the Effective Date BMS shall provide Elixir with one (1) electronic or paper copy of all documents, data or other information Controlled by BMS as of the Effective Date to the extent that such documents, data and information are (i) subject to the BMS Know-How license under Section 2.1; and (ii) are reasonably available to BMS without undue searching; provided, however, that the foregoing shall in no event require BMS to provide copies of laboratory notebooks or manufacturing run records required to be maintained by BMS under applicable Law. Such documentation shall not be used by Elixir for any purpose other than Development, manufacture or Commercialization of Licensed Compounds and Licensed Products in accordance with this Agreement and is Confidential Information of BMS. BMS shall be responsible for the cost of providing one (1) set of copies only. BMS shall have no obligation to reformat or otherwise alter or modify any materials, or to create materials in electronic form, in order to provide them to Elixir. Any and all such materials delivered to Elixir pursuant to this Section 4.1 are and shall remain the sole property of BMS, provided that all such material shall be treated as being Confidential Information of both Parties, and shall be subject to Elixir’s rights in and to such material as otherwise set forth in this Agreement.

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4.2 Technical Assistance. During the three (3) month period following the Effective Date, BMS shall reasonably cooperate with Elixir to provide up to fifty (50) hours of technical assistance as set forth below and to transfer to Elixir any additional BMS Know-How licensed under Section 2.1 or 2.2 to the extent such BMS Know-How is in BMS’ possession to facilitate the transfer of Development efforts related to Licensed Compounds and Licensed Products. Such cooperation shall include, without limitation, providing Elixir with reasonable access by teleconference or in-person at BMS’ facilities (subject to BMS’ customary rules and restrictions with respect to site visits by non-BMS personnel) to BMS personnel involved in the research and development of Licensed Compounds and Licensed Products to provide Elixir with a reasonable level of technical assistance and consultation in connection with the transfer of the BMS Know-How, provided, however, that (i) such access shall be requested and coordinated through a single contact person to be designated by BMS, (ii) BMS makes no warranty, express or implied, that Elixir shall be able to successfully implement and use the BMS Know-How, (iii) BMS shall not be in default hereunder for any inadvertent failure to disclose all pertinent information related to the BMS Know-How, and (iv) the technical assistance with respect to chemical and manufacturing related matters shall not exceed * and shall be coordinated through a single contact person to be designated by BMS. Elixir shall be responsible for ensuring that its personnel who receive such assistance are appropriately qualified and experienced for such purpose. Notwithstanding the foregoing, BMS will provide Elixir with all BMS Know-How contained in materials included in the data room made available to Elixir prior to the Effective Date, and from time to time during the term of this Agreement if additional BMS Know-How becomes available to BMS without undue searching, BMS shall transfer such BMS Know-How to Elixir.

If Elixir requests further technical assistance from BMS related to manufacturing in excess of the * amount referenced above, BMS may at its sole discretion provide such technical assistance, and if BMS elects to provide such technical assistance, Elixir shall reimburse BMS for its time incurred in connection therewith at an FTE rate of $* per hour, plus any reasonable out-of-pocket expenses incurred by BMS in providing such technical assistance requested by Elixir. Such reimbursement shall be made to BMS within thirty (30) days after submission of an invoice by BMS for time expended, together with reasonable substantiation of any out-of-pocket expenses incurred.

4.3 IND. As of the Effective Date no INDs have been filed or prepared by BMS with respect to the Licensed Compounds. The IND for BMS-* has been or will be closed by BMS.

4.4 Provision of Existing Samples of Licensed Compounds. Within sixty (60) days after the Effective Date, and preferably as soon as possible BMS shall transfer to Elixir the inventory of Licensed Compounds and BMS-* in BMS’ possession as of the Effective Date, provided that BMS shall retain up to one hundred (100) mg of each Licensed Compound and BMS-* for use by BMS in accordance with Section 2.6.

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ARTICLE 5

DEVELOPMENT

5.1 Development and Development Plan.

(a) Commercially Reasonable Efforts. Elixir (or its Sublicensees, as applicable) shall use Commercially Reasonable Efforts to Develop at least one Licensed Product.

(b) Development Plan. A summary of the initial Development Plan as of the Effective Date is attached hereto as Appendix 3 to the Agreement. Elixir will provide BMS with any significant updates and revisions to the Development Plan for BMS’ review and comment, to the extent Elixir has the right to do so under an agreement with a Sublicensee where applicable. Elixir will consult with BMS before determining the first indication to be pursued for the Licensed Compound.

5.2 Development Reports. Elixir will provide BMS (to the BMS contact person designated by BMS) with written development reports within thirty (30) days following the end of the second and fourth Calendar Quarter each Calendar Year (i.e., every six (6) months) presenting a meaningful summary of the Development activities accomplished by Elixir through the end of such six (6) month period, including a summary of significant results, information and data generated, any significant revisions to the Development Plan going forward, significant challenges anticipated and updates regarding significant intellectual property and supply chain matters, with respect to Licensed Product. Upon reasonable request by BMS not more than twice each Calendar Year, Elixir shall also meet in-person with BMS to review Elixir’s development activities for Licensed Products. In addition, upon reasonable request by BMS, Elixir shall provide BMS with summaries of clinical protocols, investigator brochures, regulatory submissions and correspondence from Regulatory Authorities with respect to Licensed Compound and Licensed Product. Also, upon reasonable request by BMS, but not more than once every six (6) months, Elixir shall provide additional material details with respect to such summaries.

5.3 Records. Elixir shall maintain, and require its contractors and Sublicensees to maintain, complete and accurate records of all work conducted in furtherance of the Development and Commercialization of the Licensed Compounds and Licensed Products and all results, data and developments made in conducting such activities. Such records shall be complete and accurate and shall fully and properly reflect all such work done and results achieved in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes.

5.4 Development Responsibilities and Costs. Elixir shall have sole responsibility for, and shall bear the cost of conducting all Development with respect to the Licensed Compounds and Licensed Products. Elixir shall Develop the Licensed Compounds and Licensed Products in compliance with all applicable legal and regulatory requirements, including, without limitation, all legal and regulatory requirements pertaining to the design and conduct of clinical studies.

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5.5 Regulatory Responsibilities and Costs. Elixir shall have sole responsibility for, and shall bear the cost of preparing, all regulatory filings and related submissions with respect to the Licensed Compounds and Licensed Products. Upon reasonable request by BMS, Elixir shall provide BMS with draft and final copies (which may be wholly or partly in electronic form) of all material correspondence with Regulatory Authorities relating to the Licensed Compounds or any Licensed Product, including any applications for Approval, to the extent Elixir has the right to do so under an agreement with a Sublicensee where applicable. Elixir shall be responsible for meeting the requirements of all pre-approval inspections required by any Regulatory Authorities. Except as set forth in Section 13.4, Elixir or its Affiliate or Sublicensee shall own all INDs, Approvals and submissions in connection therewith and all Approvals shall be obtained by and in the name of Elixir or its Affiliate or Sublicensee.

5.6 Subcontracting. Subject to and without limiting Section 2.3, Elixir may perform any activities in support of its Development and/or Commercialization of Licensed Compounds and Licensed Products through subcontracting to a Third Party contractor or contract service organization, provided that: (a) none of the rights of BMS hereunder are adversely affected as a result of such subcontracting; (b) any such Third Party subcontractor to whom Elixir discloses Confidential Information of BMS shall enter into an appropriate written agreement obligating such Third Party to be bound by obligations of confidentiality and restrictions on use of such BMS Confidential Information that are no less restrictive than the obligations in this Agreement; (c) Elixir will obligate such Third Party to agree in writing to assign or license (with the right to grant sublicenses) to Elixir any inventions (and patent rights covering such inventions) made by such Third Party in performing such services for Elixir that are necessary to the Development or Commercialization of Licensed Compounds or Licensed Products; and (d) Elixir shall at all times be responsible for the performance of such subcontractor.

5.7 Reporting and Access Limits. All information received or obtained by BMS under Article 3 or this Article 5 shall be treated as Elixir Confidential Information hereunder. Elixir’s obligations to provide any information and access to BMS under this Article 5 shall be subject to the following: upon BMS or any of its Affiliates initiating or acquiring (through in-license, acquisition, merger or otherwise) a GHS receptor agonist drug discovery or development or clinical program, or conducting any research, development or commercialization efforts involving Competitive Compound(s), thereafter only high-level summaries of any of the required information shall be provided and in no event shall Elixir be obligated to provide under Article 5 any details concerning Commercialization strategies and plans, intellectual property and rights thereto, manufacturing information or regulatory matters (including clinical protocols and results, investigator brochures, and regulatory submissions and correspondence).

ARTICLE 6

COMMERCIALIZATION

6.1 Elixir Obligations. Elixir (or its Sublicensees, as applicable) shall use Commercially Reasonable Efforts to Commercialize at least one (1) Licensed Product in countries in the Territory, including but not limited to the Major Market Countries. Without limiting the foregoing, Elixir shall use Commercially Reasonable Efforts to obtain Approvals in such countries with respect to at least one (1) Licensed Product and to effect the First

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Commercial Sale thereof in such countries as soon as reasonably practicable after receipt of such Approvals. Following the First Commercial Sale of a Licensed Product, Elixir will provide BMS with a written report within thirty (30) days after each Calendar Quarter on sales and significant commercial events with respect to each such Licensed Product during the Calendar Quarter.

6.2 Continued Availability. Following the First Commercial Sale of a Licensed Product in a Major Market Country in the Territory and until the expiration or termination of this Agreement, Elixir shall use Commercially Reasonable Efforts to supply and keep such Licensed Product reasonably available to the public in such country.

6.3 Marking. Each Licensed Product Commercialized by Elixir under this Agreement shall be marked (to the extent not prohibited by applicable Law): (i) with a notice that such Licensed Product is sold under a license from BMS and (ii) with applicable patent and other intellectual property notices relating to the BMS Patent Rights in such a manner as may be required by applicable Law.

ARTICLE 7

MANUFACTURE AND SUPPLY

7.1 Manufacture and Supply. Elixir shall be solely responsible at its expense for all of its requirements for making or having made all of its requirements of the Licensed Compounds and Licensed Products. Elixir shall manufacture, handle, store and ship the Licensed Compound and Licensed Products in compliance with all applicable Laws, with all regulatory filings, and with its applicable internal specifications and quality control procedures.

ARTICLE 8

FINANCIAL TERMS

In partial consideration of the rights granted by BMS to Elixir pursuant to this Agreement, Elixir shall make the payments provided for in this Article 8.

8.1 Initial Payment.

(a) Within five (5) days after the Effective Date, Elixir shall pay to BMS a nonrefundable, noncreditable payment of one million seven hundred fifty thousand Dollars ($1,750,000) in cash by wire transfer into an account designated in writing by BMS.

(b) Within five (5) Business Days after the Effective Date, Elixir will issue to BMS, under the terms and conditions set forth in the Equity Agreements, 1,750,000 shares of Elixir Series B Preferred Stock. Such shares have an aggregate value of $1.75 million based on a price per share of $1.00 per share, which represents the price per share of Elixir Series B Preferred Stock issued and sold in Elixir’s Series B Financing, and does not necessarily reflect the current fair-market value of the stock. In accordance with the Equity Agreements, such shares will be convertible into 1.75 million shares of Elixir common stock (subject to anti-dilution adjustments) and shall have rights, preferences and privileges (including but not limited to anti-dilution and registration rights) that are the same as or no less favorable to BMS than the rights, preferences

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and privileges granted to other holders of Series B Preferred Stock in connection with the Series B Financing. Such shares of Elixir Series B Preferred Stock shall be issued and delivered to BMS in the form of certificated securities.

8.2 Development Milestone Payments.

8.2.1 Development Milestone Payments. Elixir shall make milestone payments to BMS upon achievement of each of the milestones events in the amounts set forth below in Table 1. The milestone payments set forth below will be payable by Elixir to BMS within ten (10) days of the achievement of the specified milestone event with respect to each Licensed Compound. Such milestone payment shall not be refundable or returnable in any event, nor shall it be creditable against royalties or other payments.

Table 1

Column: 1	2	3
Milestone Event	Payment for first indication	Payment for second indication, provided such indication is a Major Indication
1. Start of Phase 1 Trial	$**	*
2. Start of Phase 2 Trial	$***	*
3. Start of Phase 3 Trial	$**	$**
4. NDA Filing	$*	$*
5. NDA Approval	$*	$*
6. MAA Approval	$*	$*
7. JNDA Approval	$*	$*

The milestone payments set forth in column 2 in Table 1 are payable upon the first achievement of the specified milestone event for the first indication for a Licensed Compound. Upon payment of a column 2 milestone, milestone payments are payable under column 3 in Table 1 for the second indication for a Licensed Compound, provided that such indication is a Major Indication. There shall be no milestone payments for any indication past the second indication for a given Licensed Compound.

In the event that a milestone event is achieved that triggers a development milestone payment as set forth above, if the preceding milestone events have not occurred such that the previous development milestone payments have not been previously paid, all such previous development milestone payments shall become due and payable upon achievement of such milestone event. For example, if a Phase 3 Trial is started that triggers a development milestone payment as set forth above without a Phase 2 Trial supporting such Phase 3 Trial being previously started (and consequently the applicable start of Phase 2 Trial milestone payment has not been previously paid to BMS), in addition to the milestone payment for the start of the Phase 3 Trial, Elixir shall also pay to BMS the applicable milestone payment for the start of a Phase 2 Trial.

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8.2.2 Payment in Equity. All of the development milestone payments set forth in Table 1 will be payable in cash, with the exception of those milestone payments for the first Licensed Compound which are marked with an asterisk in Table 1, in accordance with the following. For the payments marked by a single asterisk (*) in Table 1, *% of such payment shall be paid in cash and, at the election of Elixir, up to *% of such payment may be paid to BMS in shares of Elixir stock as set forth below. For the payments marked by a double asterisk (**) in Table 1, payment may be paid to BMS in cash or up to *% of such payment may be paid in shares of Elixir stock as set forth below, at the election of Elixir.

(a) Milestone Payments Prior to IPO: While Elixir remains a private company, any milestone payments made to BMS in Elixir stock shall consist of shares of the same securities issued in connection with the then most recent Qualified Equity Financing (except if necessary to satisfy part (v) of the Qualified Equity Financing definition, whereupon such securities may be the new class of preferred stock described in clause (1) of the parenthetical contained in such part (v)), with such securities being valued at a price per share at which such securities were sold in such Qualified Equity Financing (as appropriately adjusted for any stock-split, combination, reclassification, reorganization or other similar event), and in connection therewith, BMS shall be granted the same rights, preferences and privileges granted to other holders of the securities issued in connection with such Qualified Equity Financing (other than Elixir information and inspection rights, which will be excluded in the same fashion as provided by Section 4.3 of the Stock Issuance and Joinder Agreement, which is one of the Equity Agreements), provided, however, that, if no such Qualified Equity Financing has occurred prior to the applicable milestone payment, then the milestone payment made to BMS in Elixir stock shall consist of shares of Series B Preferred Stock with such securities being valued at $1.00 per share (as appropriately adjusted for any stock-split, combination, reclassification, reorganization or other similar event), and in connection therewith BMS shall be granted the same rights, preferences and privileges granted to other holders of Series B Preferred Stock in connection with the Series B Financing (other than Elixir information and inspection rights, which will be excluded in the same fashion as provided by Section 4.3 of the Stock Issuance and Joinder Agreement, which is one of the Equity Agreements). All such securities shall be issued in accordance with the terms and conditions of the Stock Issuance and Joinder Agreement.

(b) Milestone Payments Post-IPO: If Elixir elects to make milestone payments to BMS in shares of Elixir stock after Elixir has completed its initial public offering (IPO), such shares will be valued at a price per share equal to the average closing share price of Elixir’s publicly traded common stock as reported on the Nasdaq National Market over the *-trading day period ending * trading days prior to the date the applicable milestone event is achieved. Such milestone payments payable to BMS and made in the form of common stock of Elixir and shall have registration rights not materially less favorable to BMS than the registration rights granted to the holders of Elixir preferred stock issued as part of Elixir’s last pre-IPO Qualified Equity Financing, but in any event BMS shall be granted registration rights not materially less favorable to BMS than as set forth in the Second Amended and Restated Registration Rights Agreement (which is one of the Equity Agreements) for the Series B Preferred Stock. All such securities shall be issued in accordance with customary terms and conditions for private placements conducted by public companies.

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(c) Notwithstanding the foregoing, Elixir may not pay in equity to the extent the number of shares so issued, combined with shares previously issued to BMS under the Agreement and then held by BMS, would exceed *% of Elixir’s then outstanding voting equity on a fully diluted basis, in which case cash would be paid to BMS to cover the full amount payable to BMS for such milestone.

(d) Notwithstanding the foregoing, after the first Licensed Product receives NDA Approval or MAA Approval, any subsequent milestone payments shall be paid entirely in cash.

8.2.3 Milestone Payments for Follow-on Compounds. Only one set of milestone payments will be paid for a given Licensed Compound (i.e., for a given chemical entity, not including all of the variations thereof identified in clause (b) of the “Licensed Compound” definition) under this Section 8.2. upon the first occurrence of the milestone event for that compound. Each such milestone payment shall be payable for the first Licensed Compound to reach the milestone event. However, until NDA or MAA Approval is obtained by any Licensed Compound, the milestone payments for each subsequent Licensed Compound to achieve the same milestone event are deferred. Once NDA or MAA Approval is obtained for a Licensed Compound, any deferred milestone payments for the next most advanced Licensed Compound still in development will be due. If there is no NDA or MAA Approval obtained for a Licensed Compound that is no longer in development for which Elixir has previously made milestone payments, all such milestone payments may be credited against all deferred and future milestone payments hereunder. As each additional Licensed Compound is approved, deferred milestone payments will be paid consistent with the foregoing. Except as set forth above for certain milestone payments for the first Licensed Compound to reach the milestone event, all development milestone payments, including all milestone payments for subsequent Licensed Compounds, will be payable in cash (unless credit is taken as provided above).

8.3 Commercialization Milestone Payments. The following milestone payments will be payable in cash by Elixir to BMS within thirty (30) days of the end of the Calendar Year in which Elixir (and its Sublicensees, as applicable) first achieves the following annual Net Sales of all Licensed Products in all countries in the Territory (including all indications and formulations for such Licensed Products):

Annual Net Sales	Payment to BMS
$*	$ *
$*	$ *
$*	$ *

The total amount payable by Elixir to BMS under this Section 8.3 shall be $*. For clarification, by way of example, if the total annual Net Sales of Licensed Product for the first Calendar Year in which the First Commercial Sale of the Licensed Product occurs is $*, $* would be payable by Elixir to BMS under this Section 8.3.

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8.4 Royalty Payments.

8.4.1 Elixir shall pay to BMS in cash the following royalty payments on the total aggregate annual Net Sales in the Territory of all Licensed Products (including all indications and formulations for such Licensed Products) in a particular Calendar Year by Elixir, its Affiliates, and Sublicensees in the Territory:

Table 2

Aggregate Annual Worldwide Net Sales of All Licensed Products in Calendar Year	Royalty Rate
Up to U.S. $*	*%

Above $*	*%

By way of example, in a given Calendar Year, if the aggregate annual worldwide Net Sales for all Licensed Products is $*, the following royalty payment would be payable under this Section 8.4.1 (subject to the reductions set forth below): (*% x $*) + (*% x $*) = $*.

8.4.2 Royalty Term. Royalties shall be payable on a product-by-product and country-by-country basis on Net Sales of Licensed Products from the First Commercial Sale of a particular Licensed Product in a country until the later of (i) ten (10) years after the First Commercial Sale of such Licensed Product in such country or (ii) the expiration of the last to expire patent in such country within the BMS Patent Rights, or owned by Elixir, or otherwise exclusively licensed to Elixir with the right of Elixir to enforce such patent in such country (including any extensions of such patents under applicable Laws, including patent term extensions, pediatric exclusivity extensions or supplemental protection certificates or their equivalents in any country) with a Valid Claim covering the Licensed Product or its use for which Approval has been obtained in such country or (iii) the expiration of all applicable data exclusivity in such country with respect to such Licensed Product (such as those periods listed in the FDA’s Orange Book or periods under national implementations of Article 10.1(a)(iii) of Directive 2001/EC/83, and equivalents in other countries in the Territory). Such period during which royalties are payable with respect to a Licensed Product in a country is referred to herein as the “Royalty Term” in such country with respect to such Licensed Product. For clarity, only one 10-year period under clause (i) above shall apply for all Licensed Products other than Combination Products containing the same Licensed Compound (i.e., for a given chemical entity, not including all of the variations thereof identified in clause (b) of the “Licensed Compound” definition).

8.4.3 Royalty Reduction for Generic Competition. The royalty amounts otherwise payable under Section 8.4.1 shall be reduced by * (*) on a country-by-country basis at any such time where the sale of one or more Generic Product(s) in such country exceeds * percent (*%) of the unit sales volume for the applicable Licensed Product in that country, as measured by IMS Health or its successor. For such purposes, the reduction will be calculated assuming that the royalty rate in such country is the Blended Rate (i.e., the reduced royalty rate for such country shall be * percent (*%) of the Blended Rate). Such reduction shall be first

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applied with respect to such country starting with sales in the Calendar Quarter following the first Calendar Quarter where the sales of the Generic Product(s) in such country exceed *% of the unit sales volume of the applicable Licensed Product. In no event shall the royalty amounts payable in any such country be reduced below * percent (*%) of the amount otherwise payable with respect to such Licensed Product under Section 8.4.1.

8.4.4 Royalty Conditions. The royalties under Section 8.4.1 shall be subject to the following conditions:

(a) that only one royalty shall be due with respect to the same unit of Licensed Product;

(b) that no royalties shall be due upon the sale or other transfer among Elixir, its Affiliates, or Sublicensees, but in such cases the royalty shall be due and calculated upon Elixir’s or its Affiliate’s or Sublicensee’s Net Sales of Licensed Product to the first independent Third Party; and

(c) no royalties shall accrue on the disposition of Licensed Product in reasonable quantities by Elixir, its Affiliates or Sublicensees as part of an expanded access program or as part of Phase 4 Trials or as donations to non-profit institutions or government agencies for non-commercial purposes, provided, in each case, that neither Elixir, its Affiliate or Sublicensees receives any payment for such Licensed Product.

8.4.5 Third Party Royalty Payments. If Elixir or its Sublicensee, in its reasonable judgment, is required to obtain a license from any Third Party under any patent covering the applicable Licensed Compound as a composition of matter (i.e., this reduction shall not apply, for example, with respect to Third Party patents covering a formulation or method of use for the Licensed Compound or Licensed Product) in order to import, manufacture, use or sell any Licensed Product, and if Elixir (or its Sublicensee) is required to pay to such Third Party under such license a one-time license fee, milestone payments, or a royalty calculated on sales of a Licensed Product, and the infringement of such patent cannot reasonably be avoided by Elixir (or its Sublicensee), or if Elixir (or its Sublicensee) is required by a court of competent jurisdiction to pay such a license fee, milestone payments or royalty to such a Third Party (and the infringement of such patent cannot reasonably be avoided by Elixir), then the amount of Elixir’s royalty obligations under this Section 8.4 hereof shall be reduced by * percent (*%) of the amount of such license fee, milestone payments or royalty paid to such Third Party, provided however, that the royalties payable under Section 8.4.1 hereof shall not be reduced in any such event below * percent (*%) of the amounts set forth in Section 8.4.1, and provided further, that if any of such amount (i.e., * percent (*%) of the amount of such license fee, milestone payments or royalty paid to such Third Party) cannot be used as a reduction in a given royalty period due to the preceding proviso, such unused amount may be carried forward for use in a future royalty period. Elixir (or its Sublicensee) shall use its commercially reasonable efforts to minimize the amount of any of the foregoing payments owed to Third Parties. Prior to Elixir or its Sublicensee exercising its reasonable judgment under this Section 8.4.5, Elixir shall provide BMS with written notice of a potential need to obtain any license from Third Parties. The Parties shall discuss the best course of action to resolve such potential license requirement(s), provided that such discussions shall not limit or unreasonably delay Elixir’s or its Sublicensee’s right to exercise its reasonable judgment.

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Elixir shall be responsible for paying any and all royalties or other payments that may be payable to any Third Party as a result of Elixir’s manufacture, use or sale of any Licensed Compound or Licensed Product.

8.5 Manner of Payment. Except for those payments that are paid in Elixir equity, all payments to be made by Elixir hereunder shall be made in Dollars by wire transfer of immediately available funds to such United States bank account as shall be designated by BMS. Late payments shall bear interest at the rate provided in Section 8.10.

8.6 Sales Reports and Royalty Payments. After the First Commercial Sale of a Licensed Product and during the term of this Agreement, Elixir shall furnish to BMS a written report, within thirty (30) days after the end of each Calendar Quarter (or portion thereof, if this Agreement terminates during a Calendar Quarter), showing the amount of royalty due for such Calendar Quarter (or portion thereof). Royalty payments for each Calendar Quarter shall be due at the same time as such written report for the Calendar Quarter. With each quarterly payment, Elixir shall deliver to BMS a full and accurate accounting to include at least the following information:

(a) the quantity of each Licensed Product sold (by country) by Elixir, its Affiliates, and Sublicensees;

(b) the total gross sales and total Net Sales for each Licensed Product (by country) by Elixir, its Affiliates, and Sublicensees in local currency and in Dollars;

(c) the calculation of Net Sales from such gross sales;

(d) the exchange rates used in determining the amount of U.S. Dollars payable;

(e) the names and addresses of all Sublicensees of Elixir;

(f) the royalties payable in Dollars which shall have accrued hereunder in respect of such Net Sales;

(g) withholding taxes, if any, required by applicable Law to be deducted in respect of such royalties; and

(h) the dates of the First Commercial Sales of Licensed Products in any country during the reporting period.

8.7 Sales Record Audit. Elixir shall keep, and shall cause each of its Affiliates, and Sublicensees, if any, to keep, full and accurate books of accounting in accordance with GAAP containing all particulars that may be necessary for the purpose of calculating all royalties payable to BMS. Such books of accounting (including, without limitation, those of Elixir’s Affiliates, and Sublicensees, if any) shall be kept at their principal place of business and, with all

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necessary supporting data, shall during all reasonable times for the three (3) years next following the end of the Calendar Year to which each shall pertain, be open for inspection at reasonable times and upon reasonable notice by an independent certified accountant selected by BMS, and as to which Elixir has no reasonable objection, at BMS’ expense, for the sole purpose of verifying royalty statements for compliance with this Agreement. In no event shall such audits be conducted hereunder more frequently than once every twelve (12) months. Such accountant must have agreed in writing to maintain all information learned in confidence, except as necessary to disclose to BMS such compliance or noncompliance by Elixir. The results of each inspection, if any, shall be binding on both Parties. BMS shall pay for such inspections, except that in the event there is any upward adjustment in aggregate royalties payable for any year shown by such inspection of more than * percent (*%) of the amount paid, Elixir shall pay for such inspection. Any underpayments shall be paid by Elixir within ten (10) Business Days of notification of the results of such inspection. Any overpayments shall be fully creditable against amounts payable in subsequent payment periods.

8.8 Currency Exchange. With respect to Net Sales invoiced in Dollars, the Net Sales and the amounts due to BMS hereunder shall be expressed in Dollars. With respect to Net Sales invoiced in a currency other than Dollars, the Net Sales shall be expressed in the domestic currency of the entity making the sale, together with the Dollar equivalent, calculated using the arithmetic average of the spot rates on the close of business on the last Business Day of each month of the Calendar Quarter in which the Net Sales were made. The “closing mid-point rates” found in the “dollar spot forward against the dollar” table published by The Financial Times or any other publication as agreed to by the Parties shall be used as the source of spot rates to calculate the average as defined in the preceding sentence. All payments shall be made in Dollars.

8.9 Tax Withholding. The withholding tax, duties, and other levies (if any) applied by a government of any country of the Territory on payments made by Elixir to BMS hereunder shall be borne by BMS. Elixir, its Affiliates and Sublicensees shall cooperate with BMS to enable BMS to claim exemption therefrom under any double taxation or similar agreement in force and shall provide to BMS proper evidence of payments of withholding tax and assist BMS by obtaining or providing in as far as possible the required documentation for the purpose of BMS’ tax returns.

8.10 Interest Due. Without limiting any other rights or remedies available to BMS, Elixir shall pay BMS interest on any payments that are not paid on or before the date such payments are due under this Agreement at a rate of one and one-half percent (1.5%) per month or the maximum applicable legal rate, if less, calculated on the total number of days payment is delinquent.

8.11 Additional Payments Based on Sublicensing. In addition to the above milestone and royalty payments, Elixir shall pay to BMS the following percentage of the Financial Consideration (as defined below) Elixir receives in connection with any License agreement for any Licensed Compound or Licensed Product thereof:

(a)	*%, if the agreement is entered into before proof of clinical concept is established in a Phase 2 Trial for the Licensed Compound; or

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(b)	*%, if the agreement is entered into after proof of clinical concept is established in a Phase 2 Trial, but before NDA filing for the Licensed Compound; or

(c)	*%, if the agreement is entered into after NDA filing for the Licensed Compound.

Such payment to BMS shall be due within thirty (30) days following Elixir’s receipt of such Financial Consideration. For purposes of this Section 8.11, “Financial Consideration” means sublicense issue fees, signing fees and sublicense milestone payments made by Sublicensees to Elixir in consideration of sublicenses under the grants contained in Sections 2.1 and 2.2, but does not include (i) royalties and other payments which are based on the level of sales, (ii) payments made at fair market value for equity or debt securities of Elixir or its Affiliates, or (iii) payments contractually committed to cover the costs of future research, Development or Commercialization of Licensed Compound(s) or Licensed Product(s) by Elixir or its Affiliates, including payments for research and development (including those for FTEs), clinical, protecting or enforcing patent rights, and other administrative and scientific costs.

ARTICLE 9

REPRESENTATIONS AND WARRANTIES; DISCLAIMER;

LIMITATION OF LIABILITY

9.1 Mutual Representations and Warranties. Each Party represents and warrants to the other Party as of the Effective Date that (i) it has all requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement, (ii) execution of this Agreement and the performance by such Party of its obligations hereunder have been duly authorized, (iii) this Agreement is legally binding and enforceable on each Party in accordance with its terms, and (iv) the performance of this Agreement by it does not create a breach or default under any other agreement to which it is a Party.

9.2 Representations and Warranties of BMS.

9.2.1 BMS represents and warrants to Elixir that to the best of its knowledge that as of the Effective Date (i) there is no pending litigation which alleges, or any written communication alleging, that BMS-* or any Licensed Compound or BMS’ activities with respect to the BMS Patent Rights or BMS-* Patent Rights or BMS-* or the Licensed Compounds have infringed or misappropriated any of the intellectual property rights of any Third Party, and BMS has notified Elixir of all Third Party patent rights of which BMS is aware that are related to the foregoing activities, (ii) all fees required to be paid by BMS in order to maintain the BMS Patent Rights have been paid to date, and none of such BMS Patent Rights have been abandoned or cancelled for failure to prosecute or maintain them, (iii) it has not nor has any of its Affiliates previously assigned, transferred, licensed, conveyed or otherwise encumbered any of its, or its Affiliates’, right, title and interest in the BMS Patent Rights or the BMS Know-How, (iv) BMS (and none of its Affiliates) owns all right, title and interest in and to the BMS Patent Rights, (v) there is no technical information or know-how Controlled by an Affiliate of BMS that would

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qualify as “BMS Know-How” if it were Controlled by BMS instead of an Affiliate of BMS, (vi) Appendix 1 and Appendix 5 set forth all patent rights that are necessary for the manufacture, Development and/or Commercialization of Licensed Compounds and/or Licensed Products, and BMS-*, respectively, that are owned or otherwise Controlled by BMS or its Affiliates as of the Effective Date.

9.2.2 BMS represents and warrants to Elixir (i) that it will supply all material information related to any Licensed Compound or Licensed Product of which it or any of its Affiliates is aware in accordance with Section 4.1 and 4.2, and (ii) that, as of the Effective Date, it and its Affiliates each has discontinued its internal GHS receptor agonist drug discovery and development programs and that it and each of its Affiliates has no active internal programs for the discovery or development of GHS receptor agonists or other Competitive Compound(s) as of the Effective Date. Subject to the exclusive rights granted to Elixir under Article 2 and subject to the restrictions on use of BMS Know-How and other of Elixir’s Confidential Information under Article 11, BMS will not be restricted from pursuing a GHS receptor agonist drug discovery or development program at any time following the Effective Date, provided however, that BMS shall not initiate human clinical trials for any internally discovered GHS receptor agonist within two (2) years following the Effective Date. For clarification, the foregoing restriction on BMS shall not apply to any GHS receptor agonist that is acquired from or through a Third Party, for example, through in-license, acquisition or merger.

9.3 Representations and Warranties of Elixir. Elixir represents, warrants and covenants that, to the best of its then-current knowledge, all of its activities related to its use of the BMS Patent Rights and BMS Know-How, and the Development and Commercialization of the Licensed Compounds and Licensed Products, pursuant to this Agreement shall comply with all applicable legal and regulatory requirements. Elixir further represents, warrants and covenants that (i) it shall not knowingly engage in any activities that use the BMS Patent Rights and/or BMS Know-How in a manner that is outside the scope of the license rights granted to it hereunder or that infringe the intellectual property rights of any Third Party; and (ii) that it has or will have the financial resources to carry out its obligations under this Agreement. In addition, Elixir represents, warrants and covenants that none of Elixir or its Affiliate or any permitted Sublicensee shall use BMS-* in humans.

9.4 DISCLAIMER. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, BMS MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE BMS PATENT RIGHTS OR BMS KNOW-HOW OR ANY LICENSE GRANTED BY BMS HEREUNDER, OR WITH RESPECT TO ANY COMPOUNDS OR PRODUCTS. FURTHERMORE, NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION OR WARRANTY THAT ANY PATENT OR OTHER PROPRIETARY RIGHTS INCLUDED IN THE BMS PATENT RIGHTS ARE VALID OR ENFORCEABLE OR THAT USE OF THE BMS PATENT RIGHTS AND BMS KNOW-HOW CONTEMPLATED HEREUNDER DOES NOT INFRINGE ANY PATENT RIGHTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, ELIXIR MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER

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EXPRESS OR IMPLIED, INCLUDING ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY RIGHTS LICENSED TO BMS, OR WITH RESPECT TO ANY ELIXIR CONFIDENTIAL INFORMATION. FURTHERMORE, NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION OR WARRANTY THAT ANY PATENT OR OTHER PROPRIETARY RIGHTS LICENSED TO BMS ARE VALID OR ENFORCEABLE OR THAT BMS’ USE OF ANY SUCH RIGHTS CONTEMPLATED HEREUNDER DOES NOT INFRINGE ANY PATENT RIGHTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.

9.5 Limitation of Liability. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT OR OTHERWISE, NEITHER PARTY SHALL BE LIABLE TO THE OTHER WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT, WHETHER UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY, FOR ANY INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE, MULTIPLE, OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS, LOSS OF USE, DAMAGE TO GOODWILL, OR LOSS OF BUSINESS) AND, IN ANY CASE, BMS SHALL NOT BE LIABLE IN AN AMOUNT GREATER THAN THE AMOUNTS PAID BY ELIXIR TO BMS UNDER SECTIONS 8.1, 8.2, 8.3 AND 8.4 OF THIS AGREEMENT; PROVIDED, HOWEVER, THAT THIS SECTION 9.5 SHALL NOT APPLY TO ANY BREACH BY EITHER PARTY OF THE LICENSES GRANTED UNDER THIS AGREEMENT OR TO ANY BREACH BY A PARTY OF ARTICLE 11 HEREOF.

ARTICLE 10

PATENT MAINTENANCE; INFRINGEMENT; EXTENSIONS

10.1 Ownership of Inventions. Inventorship of inventions conceived or reduced to practice in the course of activities performed under or contemplated by this Agreement shall be determined by application of United States patent Laws pertaining to inventorship. If such inventions are jointly invented by one or more employees, consultants or contractors of each Party, such inventions shall be jointly owned (“Joint Invention”), and if one or more claims included in an issued patent or pending patent application which is filed in a patent office in the Territory claim such Joint Invention, such claims shall be jointly owned (“Joint Patent Rights”). If such an invention is solely invented by an employee, consultant or contractor of a Party, such invention shall be solely owned by such Party, and any patent application filed claiming such solely owned invention shall also be solely owned by such Party. This Agreement shall be understood to be a joint research agreement in accordance with 35 U.S.C. § 103(c)(3) to develop the Licensed Compounds and Licensed Products. Each Party shall enter into binding agreements obligating all employees, consultants and contractors performing activities under or contemplated by this Agreement, including activities related to the BMS Patent Rights, Licensed Compounds or Licensed Products, to assign his/her interest in any invention conceived or reduced to practice in the course of such activities to the Party for which such employee, consultant or contractor is providing its services.

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10.2 Filing, Prosecution and Maintenance of BMS Patent Rights. BMS shall be responsible, using its in-house patent counsel or outside patent counsel selected by BMS (such selection to be subject to Elixir’s approval, such approval not to be unreasonably withheld), for the preparation, prosecution (including, without limitation, any interferences, reissue proceedings and reexaminations) and maintenance of BMS Patent Rights. BMS shall be responsible for all costs incurred by BMS with respect to such preparation, prosecution and maintenance of BMS Patent Rights, provided that BMS remains responsible for such preparation, prosecution and maintenance. Upon request by Elixir, BMS shall provide Elixir with an update of the filing, prosecution and maintenance status for each of the BMS Patent Rights. BMS shall reasonably consult with and cooperate with Elixir with respect to the preparation, prosecution and maintenance of the BMS Patent Rights. BMS shall provide to Elixir copies of any papers relating to the filing, prosecution or maintenance of the BMS Patent Rights promptly upon their being filed or received. BMS shall not knowingly take any action during prosecution and maintenance of the BMS Patent Rights that would materially adversely affect them (including any reduction in claim scope), without Elixir’s prior consent. Elixir may file a notice with governmental patent offices of the exclusive license to the BMS Patent Rights granted to Elixir hereunder.

Notwithstanding anything to the contrary under this Section 10.2 or Section 10.3, unless the Parties otherwise agree in writing, during the five (5) year period following the Effective Date, BMS shall remain responsible for all such preparation, prosecution and maintenance of the BMS Patent Rights, and all costs incurred by BMS with respect thereto, in the List A Countries, and shall not permit without Elixir’s prior written consent any such patent rights to lapse or become abandoned in any of the List A Countries.

10.3 Patent Abandonment. In no event will BMS knowingly permit any of the BMS Patent Rights to be abandoned in any country in the Territory, or elect not to file a new patent application claiming priority to a patent application within the BMS Patent Rights either before such patent application’s issuance or within the time period required for the filing of an international (i.e., Patent Cooperation Treaty), regional (including European Patent Office) or national application, without Elixir first being given an opportunity to assume full responsibility for the continued prosecution and maintenance of such BMS Patent Rights, or the filing of such new patent application. Accordingly, BMS shall provide Elixir with notice of the allowance and expected issuance date of any patent within the BMS Patent Rights, or any of the aforementioned filing deadlines, and Elixir shall provide BMS with prompt notice as to whether Elixir desires BMS to file such new patent application. In the event that BMS decides either (i) not to continue the prosecution or maintenance of a patent application or patent within BMS Patent Rights in any country or (ii) not to file such new patent application requested to be filed by Elixir, BMS shall provide Elixir with notice of this decision at least thirty (30) days prior to any pending lapse or abandonment thereof. In such event, BMS shall provide Elixir with an opportunity to assume responsibility for all external costs reasonably associated with the filing and/or further prosecution and maintenance of such patent application and any patent issuing thereon (such filing to occur prior to the issuance of the patent to which the application claims priority or expiration of the applicable filing deadline, as set forth above). In the event that Elixir assumes such responsibility for such filing, prosecution and maintenance costs, BMS or Elixir shall have the right to transfer the responsibility for such filing, prosecution and maintenance of such patent applications and patents to patent counsel selected by Elixir and reasonably acceptable to BMS.

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In such case, Section 10.2 shall apply to such patent applications and patents except that the role of BMS and Elixir shall be reversed. Such patent applications and patents shall otherwise continue to be subject to all of the terms and conditions of the Agreement in the same way as the other BMS Patent Rights.

10.4 Enforcement of BMS Patent Rights Against Infringers.

10.4.1 Enforcement by Elixir. In the event that BMS or Elixir becomes aware of a suspected infringement of any BMS Patent Right exclusively licensed to Elixir under this Agreement, or any such BMS Patent Right is challenged in any action or proceeding (other than any interferences, reissue proceedings or reexaminations, which are addressed above), such Party shall notify the other Party promptly, and following such notification, the Parties shall confer. Elixir shall have the right, but shall not be obligated, to defend any such action or proceeding or bring an infringement action with respect to such infringement at its own expense, in its own name and entirely under its own direction and control, subject to the following, or settle any such action, proceeding or dispute by license. BMS shall reasonably assist Elixir (at Elixir’s expense) in any action or proceeding being defended or prosecuted if so requested, and shall lend its name to such actions or proceedings if reasonably requested by Elixir or required by applicable Law. BMS shall have the right to participate and be represented in any such suit by its own counsel at its own expense. No settlement of any such action or proceeding which restricts the scope, or adversely affects the enforceability, of a BMS Patent Right may be entered into by Elixir without the prior written consent of BMS, which consent shall not be unreasonably withheld, delayed or conditioned. BMS shall have the right at its discretion to grant in a timely manner to Elixir such rights (including assignment of the applicable BMS Patent Rights) as may be necessary for Elixir to exercise its rights under this Section 10.4 (including defending or enforcing any BMS Patent Rights) without BMS’ involvement. In the event of such grant of rights (including assignment) with respect to any BMS Patent Rights, such BMS Patent Rights shall continue to be treated as BMS Patent Rights and shall otherwise continue to be subject to all of the terms and conditions of the Agreement in the same way as the other BMS Patent Rights.

10.4.2 Enforcement by BMS. If Elixir elects not to settle, defend or bring any action for infringement described in Section 10.4.1 and so notifies BMS, then BMS may defend or bring such action at its own expense, in its own name and entirely under its own direction and control, subject to the following. Elixir shall reasonably assist BMS (at BMS’ expense) in any action or proceeding being defended or prosecuted if so requested, and shall lend its name to such actions or proceedings if requested by BMS or required by applicable Law. Elixir shall have the right to participate and be represented in any such suit by its own counsel at its own expense. No settlement of any such action or proceeding which restricts the scope, or adversely affects the enforceability, of a BMS Patent Right may be entered into by BMS without the prior written consent of Elixir, which consent shall not be unreasonably withheld, delayed or conditioned.

10.4.3 Withdrawal. If either Party brings an action or proceeding under this Section 10.4 and subsequently ceases to pursue or withdraws from such action or proceeding, it shall promptly notify the other Party and the other Party may substitute itself for the withdrawing Party under the terms of this Section 10.4.

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10.4.4 Damages. In the event that either Party exercises the rights conferred in this Section 10.4 and recovers any damages or other sums in such action, suit or proceeding or in settlement thereof, such damages or other sums recovered shall first be applied to all out-of-pocket costs and expenses incurred by the Parties in connection therewith, including, without limitation, attorneys fees. If such recovery is insufficient to cover all such costs and expenses of both Parties, it shall be shared in proportion to the total of such costs and expenses incurred by each Party. If after such reimbursement any funds shall remain from such damages or other sums recovered, such funds shall be retained by the Party that controlled the action or proceeding under this Section 10.4; provided, however, that if Elixir is the Party that controlled such action or proceeding, BMS shall receive out of any such remaining recovery received by Elixir an amount as follows: (i) as to *, BMS shall receive payment equivalent to * and (ii) as to *, such amount shall be allocated between the Parties * and provided further that the amounts paid under (i) and (ii) shall not exceed *% of the total recovery of Elixir from such action or proceeding.

10.4.5 Other Enforcement. BMS or any of its Affiliates or their licensees shall have the right, at their own expense and under the direction and control of BMS, to enforce or defend in any action or proceeding any BMS Patent Rights regarding the claim scope not exclusively licensed to Elixir hereunder. Elixir shall have the right to participate in any such action or proceeding at Elixir’s expense, which expense may be recovered from any damages or other sums recovered from such action or proceeding on a pro rata basis in proportion to all expenses incurred by the foregoing entities in connection with the applicable action or proceeding. If Elixir elects to so participate, the enforcing entity shall provide Elixir with an opportunity to consult regarding such action or proceeding.

10.5 Patent Term Extension. BMS and Elixir shall each cooperate with one another and shall use Commercially Reasonable Efforts in obtaining patent term extension (including without limitation, any pediatric exclusivity extensions as may be available) or supplemental protection certificates or their equivalents in any country with respect to patent rights covering the Licensed Products. If elections with respect to obtaining such patent term extensions are to be made, Elixir shall have the right to make the election to seek patent term extension or supplemental protection, provided that such election will be made so as to maximize the period of marketing exclusivity for the Licensed Product. For such purpose, for all Approvals Elixir shall provide BMS with written notice of any expected Approval at least thirty (30) days prior to the expected date of Approval, as well as notice within three (3) business days of receiving each Approval confirming the date of such Approval. Notification of the receipt of an Approval shall be in accordance with Section 15.2 except that the notification shall be sent to:

Bristol-Myers Squibb Company

P.O. Box 4000

Route 206 & Province Line Road

Princeton, New Jersey 08543-4000

Attention: Vice President and Chief Intellectual Property Counsel

Telephone: 609-252-4825

Facsimile: 609-252-7884

10.6 Data Exclusivity and Orange Book Listings. With respect to data exclusivity periods (such as those periods listed in the FDA’s Orange Book (including without limitation any

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available pediatric extensions) or periods under national implementations of Article 10.1(a)(iii) of Directive 2001/EC/83, and all international equivalents), Elixir shall use Commercially Reasonable Efforts consistent with its obligations under applicable Law to seek, maintain and enforce all such data exclusivity periods available for the Licensed Products. With respect to filings in the FDA Orange Book (and foreign equivalents) for issued patents for a Licensed Product, Elixir shall, consistent with its obligations under applicable Law, list in a timely manner and maintain all applicable BMS Patent Rights and other patents Controlled by Elixir required to be filed by it, or that it is permitted to file, under applicable Law. At least sixty (60) days prior to an anticipated deadline for the filing of patent listing information for BMS Patent Rights, Elixir will consult with BMS regarding the content of such filing. In the event of a dispute between the Parties as to whether a BMS Patent Right can be filed and/or the content of such filing, the Parties will take expedited steps to resolve the dispute as promptly as possible, including seeking advice of an independent legal counsel to guide their decision. BMS shall use Commercially Reasonable Efforts consistent with its obligations under applicable Law to provide reasonable cooperation to Elixir in filing and maintaining such Orange Book (and foreign equivalent) listings. BMS shall have the right at its discretion to grant in a timely manner to Elixir such rights (including assignment of the applicable BMS Patent Rights) as may be necessary for Elixir to exercise its rights under this Section 10.6 (including seeking, maintaining and enforcing all data exclusivity periods) without BMS’ involvement. In the event of such grant of rights (including assignment) with respect to any BMS Patent Rights, such BMS Patent Rights shall continue to be treated as BMS Patent Rights and shall otherwise continue to be subject to all of the terms and conditions of the Agreement in the same way as the other BMS Patent Rights.

10.7 Notification of Patent Certification. Elixir shall notify and provide BMS with copies of any allegations of alleged patent invalidity, unenforceability or non-infringement of a BMS Patent Right pursuant to a Paragraph IV Patent Certification by a Third Party filing an Abbreviated New Drug Application, an application under §505(b)(2) or other similar patent certification by a Third Party, and any foreign equivalent thereof. Such notification and copies shall be provided to BMS within two (2) days after Elixir receives such certification, and shall be sent to the address set forth in Section 10.5. In addition, upon request by BMS, Elixir shall provide reasonable assistance and cooperation (including, without limitation, making available to BMS documents possessed by Elixir that are reasonably required by BMS and making available personnel for interviews and testimony) in any actions reasonably undertaken by BMS in accordance with Section 10.4 to contest any such patent certification.

10.8 BMS-* Patent Rights and BMS Other Patent Rights. For clarification, Sections 10.2 through 10.7 shall not apply to the BMS-* Patent Rights and BMS Other Patent Rights, except to the extent that such BMS Other Patent Right is deemed to be a BMS Patent Right in accordance with Section 2.7.

ARTICLE 11

NONDISCLOSURE OF CONFIDENTIAL INFORMATION

11.1 Nondisclosure. Each Party agrees that, for so long as this Agreement is in effect and for a period of ten (10) years thereafter, a Party (the “Receiving Party”) receiving Confidential Information of the other Party (the “Disclosing Party”) (or that has received any

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such Confidential Information from the other Party prior to the Effective Date) shall (i) maintain in confidence such Confidential Information using not less than the efforts such Receiving Party uses to maintain in confidence its own proprietary industrial information of similar kind and value, (ii) not disclose such Confidential Information to any Third Party without the prior written consent of the Disclosing Party, except for disclosures expressly permitted below, and (iii) not use such Confidential Information for any purpose except those permitted by this Agreement (it being understood that this clause (iii) shall not create or imply any rights or licenses not expressly granted under Article 2 hereof). For clarity, all Elixir Confidential Information received by or disclosed to BMS hereunder (other than BMS Know-How), whether pursuant to Article 3, 5 or 8 or otherwise) shall be used by BMS only for ensuring that Elixir complies with its obligations hereunder and exercising BMS’ rights hereunder (including those in Articles 3 and 13) and for no other purposes (including its use or disclosure in connection with a GHS receptor agonist drug discovery or development or clinical program, or research, development or commercialization efforts involving any Competitive Compound except for certain rights upon termination as set forth in Article 13).

11.1.1 Exceptions. The obligations in Section 11.1 shall not apply with respect to any portion of the Confidential Information that the Receiving Party can show by competent proof:

(a) is publicly disclosed by the Disclosing Party, either before or after it is disclosed to the Receiving Party hereunder; or

(b) was known to the Receiving Party or any of its Affiliates, without any obligation to keep it confidential or any restriction on its use, prior to disclosure by the Disclosing Party; or

(c) is subsequently disclosed to the Receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof and without any obligation to keep it confidential or any restriction on its use; or

(d) is published by a Third Party or otherwise becomes publicly available or enters the public domain, either before or after it is disclosed to the Receiving Party; or

(e) has been independently developed by employees or contractors of the Receiving Party or any of its Affiliates without the aid, application or use of Confidential Information of the Disclosing Party.

11.2 Authorized Disclosure. The Receiving Party may disclose Confidential Information belonging to the Disclosing Party to the extent (and only to the extent) such disclosure is reasonably necessary in the following instances:

(a) filing or prosecuting patents;

(b) regulatory filings;

(c) prosecuting or defending litigation;

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(d) subject to Section 11.4, complying with applicable governmental Laws and regulations (including, without limitation, the rules and regulations of the Securities and Exchange Commission or any national securities exchange) and with judicial process, if in the reasonable opinion of the Receiving Party’s counsel, such disclosure is necessary for such compliance; and

(e) disclosure, solely on a “need to know basis”, to Affiliates, potential and future collaborators (including Sublicensees), permitted acquirers or assignees under Section 15.4, research collaborators, subcontractors, investment bankers, investors, lenders, and their and each of the Parties’ respective directors, employees, contractors and agents, each of whom prior to disclosure must be bound by written obligations of confidentiality and non-use no less restrictive than the obligations set forth in this Article 11 (other than venture capital investors, who will not be bound in writing); provided, however, that the Receiving Party shall remain responsible for any failure by any Person who receives Confidential Information pursuant to this Section 11.2(e) to treat such Confidential Information as required under this Article 11.

If and whenever any Confidential Information is disclosed in accordance with this Section 11.2, such disclosure shall not cause any such information to cease to be Confidential Information except to the extent that such disclosure results in a public disclosure of such information (otherwise than by breach of this Agreement). Where reasonably possible and subject to Section 11.4 and other than pursuant to Section 11.2(e), the Receiving Party shall notify the Disclosing Party of the Receiving Party’s intent to make such disclosure pursuant to this Section 11.2 sufficiently prior to making such disclosure so as to allow the Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information.

11.3 Terms of this Agreement. The Parties acknowledge that the terms of this Agreement shall be treated as Confidential Information of both Parties.

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11.4 Securities Filings. In the event either Party proposes to file with the Securities and Exchange Commission or the securities regulators of any state or other jurisdiction a registration statement or any other disclosure document which describes or refers to the terms and conditions of this Agreement under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any other applicable securities Law, the Party shall notify the other Party of such intention and shall provide such other Party with a copy of relevant portions of the proposed filing not less than ten (10) business days prior to such filing (and any revisions to such portions of the proposed filing a reasonable time prior to the filing thereof), including any exhibits thereto relating to the terms and conditions of this Agreement, and shall use reasonable efforts to obtain confidential treatment of the terms and conditions of this Agreement that such other Party requests be kept confidential, and shall only disclose Confidential Information which it is advised by counsel is legally required to be disclosed or required to be disclosed. BMS acknowledges that this Agreement would be filed with the Securities and Exchange Commission and made public in connection with an Elixir IPO, subject to any confidential treatment requested and obtained by Elixir therefore. No such notice shall be required under this Section 11.4 if the substance of the description of or reference to this Agreement contained in the proposed filing has been included in any previous filing made by the either Party hereunder or otherwise approved by the other Party.

11.5 Relationship to Confidentiality Agreement. This Agreement supersedes the Mutual Confidential Disclosure Agreement (Outlicensing) between the Parties executed March 10 and 22, 2004, provided that all “Confidential Information” disclosed or received by the Parties thereunder shall be deemed “Confidential Information” hereunder and shall be subject to the terms and conditions of this Agreement.

11.6 Publication.

11.6.1 Publication by BMS. BMS may publish or present data and/or results relating to a Licensed Compound or Licensed Product in scientific journals and/or at scientific conferences, subject to the prior review and comment by Elixir as follows. BMS shall provide Elixir with the opportunity to review any proposed abstract, manuscript or presentation which discloses information relating to a Licensed Compound or Licensed Product by delivering a copy thereof to Elixir no less than thirty (30) days before its intended submission for publication or presentation. Elixir shall have thirty (30) days from its receipt of any such abstract, manuscript or presentation in which to notify BMS in writing of any specific objections to the disclosure, based on either the need to seek patent protection or concern regarding the specific disclosure of Confidential Information of Elixir (including BMS Know-How) or the identity of any Licensed Compound or Licensed Product. In the event Elixir objects to the disclosure in writing within such thirty (30) days period, BMS agrees not to submit the publication or abstract or make the presentation containing the objected-to information until the Parties have agreed to the content of the proposed disclosure, and BMS shall delete from the proposed disclosure any Elixir Confidential Information (including BMS Know-How) or BMS Know-How or the identity of any Licensed Compound or Licensed Product, upon request by Elixir. Once any such abstract or manuscript is accepted for publication, BMS will provide Elixir with a copy of the final version of the manuscript or abstract. For clarification, this Section 11.6.1 shall not limit or restrict BMS’s ability to publish or present publicly information on GHS receptor agonists which are not Licensed Compounds or Licensed Products, provided such publication or presentation does not

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contain Elixir Confidential Information (including BMS Know-How) or identifies any Licensed Compound or Licensed Product. As of the Effective Date, BMS represents and warrants to Elixir that there are no such abstracts, manuscripts or presentations already submitted for publication or in draft form.

11.6.2 Publication by Elixir. Elixir may publish or present data and/or results relating to a Licensed Compound or Licensed Product in scientific journals and/or at scientific conferences, subject to the prior review and comment by BMS as follows. Elixir shall provide BMS with the opportunity to review any proposed abstract, manuscript or presentation which discloses information relating to a Licensed Compound or Licensed Product by delivering a copy thereof to BMS no less than thirty (30) days before its intended submission for publication or presentation. BMS shall have thirty (30) days from its receipt of any such abstract, manuscript or presentation in which to notify Elixir in writing of any specific objections to the disclosure. In the event BMS objects to the disclosure in writing within such thirty (30) days period, Elixir agrees not to submit the publication or abstract or make the presentation containing the objected-to information until the Parties have agreed to the content of the proposed disclosure, and Elixir shall delete from the proposed disclosure any BMS Confidential Information upon the reasonable request by BMS. Once any such abstract or manuscript is accepted for publication, Elixir will provide BMS with a copy of the final version of the manuscript or abstract.

11.7 Elixir Equity and Financial Information.

11.7.1 Capitalization. As of the Effective Date, Elixir has provided BMS with a capitalization table listing the Elixir shareholders and classes of capital stock and the number of shares issued (including warrants and options), the number of common share equivalents and the percentage of the total common share equivalents. Elixir will provide BMS with updates to such capitalization table (in the same format and detail as the capitalization table provided to BMS as of the Effective Date) within 30 days following any change to the Elixir capitalization structure that causes BMS’ percentage of the total common share equivalents to be increased by *% or more of the total common share equivalents. In addition, Elixir shall provide to BMS annual updates to the capitalization table (in the same format and detail as the capitalization table provided to BMS as of the Effective Date) within 45 days following the end of each Calendar Year.

11.7.2 Financial Statements. Elixir will provide to BMS audited financial statements for Elixir annually within 30 days of their receipt by Elixir or in the event Elixir does not have audited financial statements within the normal course of business, unaudited financial statements for Elixir will be provided to BMS within 90 days of the fiscal year end.

11.7.3 Expiration. Elixir shall no longer be required to provide the information to BMS as set forth in this Section 11.7 after Elixir becomes a public company (i.e., a company with a class of securities registered pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and traded on a national securities exchange or listed on an interdealer quotation system). The information provided by Elixir to BMS under this Section 11.7 shall be Confidential Information of Elixir.

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ARTICLE 12

INDEMNITY

12.1 Elixir Indemnity. Elixir shall indemnify, defend and hold harmless BMS and its Affiliates, and their respective officers, directors, employees, agents, licensors, and their respective successors, heirs and assigns and representatives (the “BMS Indemnitees”), from and against any and all claims, threatened claims, damages, losses, suits, proceedings, liabilities, costs (including, without limitation, reasonable legal expenses, costs of litigation and reasonable attorney’s fees) or judgments, whether for money or equitable relief, of any kind (“Losses and Claims”), but only to the extent arising out of a claim or demand made by a Third Party, arising out of or relating to, directly or indirectly, (i) the research, Development, Commercialization (including, without limitation, promotion, advertising, offering for sale, sale or other disposition), transfer, importation or exportation, manufacture, labeling, handling or storage, or use of, or exposure to, BMS-* or the Licensed Compounds or any Licensed Product by or for Elixir or any of its Affiliates, Sublicensees, agents and contractors or (ii) Elixir’s (or its Affiliates’ and Sublicensees’) use and practice otherwise of the BMS Patent Rights and BMS Know-How, including, without limitation, for each of clauses (i) and (ii), claims and threatened claims based on (x) product liability, bodily injury, risk of bodily injury, death or property damage, (y) infringement or misappropriation of Third Party patents, copyrights, trademarks or other intellectual property rights, or (z) the failure to comply with applicable Law related to the matters referred to in the foregoing clause (i) with respect to BMS-* and/or the Licensed Compounds and/or any Licensed Product; except in any such case for Losses and Claims to the extent reasonably attributable to any breach by BMS of Article 11, or any BMS Indemnitee having committed an act or acts of gross negligence, recklessness or willful misconduct.

12.2 BMS Indemnity.

12.2.1 BMS shall indemnify, defend and hold harmless Elixir and its Affiliates, and their respective officers, directors, employees, agents, licensors, and their respective successors, heirs and assigns and representatives (the “Elixir Indemnitees”), from and against any and all Losses and Claims, but only to the extent arising out of a claim or demand made by a Third Party, to the extent reasonably attributable to any breach of any BMS representation or warranty set forth in Article 9; except in any such case for Losses and Claims to the extent reasonably attributable to any breach by Elixir of Article 11, or any Elixir Indemnitee having committed an act or acts of gross negligence, recklessness or willful misconduct.

12.2.2 BMS shall indemnify, defend and hold harmless the Elixir Indemnitees , from and against any and all Losses and Claims, but only to the extent arising out of a claim or demand made by a Third Party, arising out of or relating to, directly or indirectly, (i) the research, Development, Commercialization (including, without limitation, promotion, advertising, offering for sale, sale or other disposition), transfer, importation or exportation, manufacture, labeling, handling or storage, or use of, or exposure to, BMS-* or the Licensed Compounds or any Licensed Product by or for BMS or any of its Affiliates, sublicensees, agents and contractors, in each case occurring after the partial or full termination of this Agreement by BMS under Section 13.2 and in each case only to the extent arising out of or relating to activities performed after such termination and pursuant to the rights granted back to BMS under Section 13.2 or (ii) to

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BMS’ (or its Affiliates’ and licensees’ and sublicensees’) use and practice of any patent or other rights licensed by Elixir to BMS hereunder or Elixir Confidential Information, including, without limitation, for each of clauses (i) and (ii), claims and threatened claims based on (x) product liability, bodily injury, risk of bodily injury, death or property damage, (y) infringement or misappropriation of Third Party patents, copyrights, trademarks or other intellectual property rights, or (z) the failure to comply with applicable Law related to the matters referred to in the foregoing clause (i) with respect to BMS-* and/or the Licensed Compounds and/or any Licensed Product; except in any such case for Losses and Claims to the extent reasonably attributable to any breach by Elixir of Article 11, or any Elixir Indemnitee having committed an act or acts of gross negligence, recklessness or willful misconduct.

12.3 Indemnification Procedure. A claim to which indemnification applies under Section 12.1 or Section 12.2 shall be referred to herein as an “Indemnification Claim”. If any Person or Persons (collectively, the “Indemnitee”) intends to claim indemnification under this Article 12, the Indemnitee shall notify the other Party (the “Indemnitor”) in writing promptly upon becoming aware of any claim that may be an Indemnification Claim (it being understood and agreed, however, that the failure by an Indemnitee to give such notice shall not relieve the Indemnitor of its indemnification obligation under this Agreement except and only to the extent that the Indemnitor is actually prejudiced as a result of such failure to give notice). The Indemnitor shall have the right to assume and control the defense of the Indemnification Claim at its own expense with counsel selected by the Indemnitor and reasonably acceptable to the Indemnitee, provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitee, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings. If the Indemnitor does not assume the defense of the Indemnification Claim as aforesaid, the Indemnitee may defend the Indemnification Claim but shall have no obligation to do so. The Indemnitee shall not settle or compromise the Indemnification Claim without the prior written consent of the Indemnitor, and the Indemnitor shall not settle or compromise the Indemnification Claim in any manner which would have an adverse effect on the Indemnitee’s interests (including without limitation any rights under this Agreement or the scope or enforceability of the BMS Patents Rights or BMS Know-How, or Confidential Information or patent or other rights licensed to BMS by Elixir hereunder), without the prior written consent of the Indemnitee, which consent, in each case, shall not be unreasonably withheld or delayed. The Indemnitee shall reasonably cooperate with the Indemnitor at the Indemnitor’s expense and shall make available to the Indemnitor all pertinent information under the control of the Indemnitee, which information shall be subject to Article 11.

12.4 Insurance. Elixir shall, beginning with the initiation of the first clinical trial for a Licensed Product, maintain at all times thereafter during the term of the Agreement, and until the later of (i) six (6) years after termination or expiration of the Agreement or (ii) the date that all statutes of limitation covering claims or suits that may be brought for personal injury based on the sale or use of a Licensed Product by Elixir have expired in all states in the U.S., commercial general liability insurance from a recognized, creditworthy insurance company, on a claims-made basis, with endorsements for contractual liability and product liability, and with coverage limits of not less than $* per occurrence, and which shall name BMS as an “additional insured” thereunder. The minimum level of insurance set forth herein shall not be construed to create a

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limit on Elixir’s liability hereunder. Within ten (10) days following written request from BMS, Elixir shall furnish to BMS a certificate of insurance evidencing such coverage as of the date. Each such certificate of insurance, as well as any certificates evidencing new or modified coverages of Elixir, shall subject to commercial availability include a provision whereby sixty (60) days’ written notice must be received by BMS prior to coverage modification or cancellation by either Elixir or the insurer and of any new coverage. In the case of a modification or cancellation of such coverage, Elixir shall promptly provide BMS with a new certificate of insurance evidencing that Elixir’s coverage meets the requirements in the first sentence of this Section.

ARTICLE 13

TERM AND TERMINATION

13.1 Term. This Agreement shall commence as of the Effective Date and, unless sooner terminated in accordance with the terms hereof or by mutual written consent, shall continue on a Licensed Product-by-Licensed Product and country-by-country basis until the end of the Royalty Term with respect to such Licensed Product in such country. Upon the end of the Royalty Term for each country and each Licensed Product, the license grants contained in Section 2.1 shall become perpetual, irrevocable and fully paid up with respect to such Licensed Product in such country.

13.2 Termination By BMS. BMS shall have the right to terminate this Agreement, at BMS’ sole discretion, as follows.

13.2.1 Insolvency. BMS shall have the right to terminate this Agreement, at BMS’ sole discretion, upon delivery of written notice to Elixir in the event that a liquidation proceeding under any state or United States bankruptcy Law, receivership Law, or the like, as they now exist, or as they may be amended, is commenced by Elixir, or if Elixir is served with an involuntary petition against it in any insolvency proceeding, upon the ninety-first (91st) day after such service if such involuntary petition has not previously been stayed or dismissed, or upon the making by Elixir of an assignment of substantially all of its assets for the benefit of its creditors.

13.2.2 Breach. Subject to Section 13.2.4 below, BMS shall have the right to terminate this Agreement, at BMS’ sole discretion, upon delivery of written notice to Elixir in the event of any material breach by Elixir of any terms and conditions of this Agreement (other than failure to use Commercially Reasonable Efforts to Develop or Commercialize a Licensed Compound or a Licensed Product, which breach is covered under Section 13.2.3), provided that such breach has not been cured within sixty (60) days after written notice thereof is given by BMS to Elixir specifying the nature of the alleged breach, provided, however, that to the extent such material breach involves the failure to make a payment when due, such breach must be cured within thirty (30) days after written notice thereof is given by BMS to Elixir.

13.2.3 Failure to Use Commercially Reasonable Efforts. Subject to Section 13.2.4 below, BMS shall have the right to terminate this Agreement on a country-by-country basis (except as otherwise set forth in this Section 13.2.3), at BMS’ sole discretion, in the event that Elixir fails to use Commercially Reasonable Efforts to Develop and/or Commercialize at

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least one Licensed Compound and Licensed Product in the Territory (in breach of Section 5.1(a) or Section 6.1), provided that Elixir has not exercised such Commercially Reasonable Efforts in the applicable country or countries within three (3) months following written notice by BMS to Elixir specifying the nature of such failure. Termination under this Section 13.2.3 shall apply to all Licensed Compounds and Licensed Products, but only for the affected country or countries, provided however, that (i) if the applicable termination event relates to a Major Market Country in the EU, then the termination shall apply to all countries in Europe, (ii) if the applicable termination event relates to Elixir’s Development efforts in any Major Market Country excluding Japan, then the termination shall apply to all countries in the Territory, and (iii) if the applicable termination event relates to Elixir’s Commercialization efforts in all the Major Market Countries excluding Japan, then the termination shall apply to all countries in the Territory. Notwithstanding the foregoing, if the applicable termination event relates to a breach of Section 5.1(a) or Section 6.1 in a country in the EU that is not a Major Market Country, then BMS shall not have the right to terminate this Agreement with respect to such country if Elixir is in compliance with such provisions with respect to all Major Market Countries plus five (5) additional countries in the EU. For clarity, it is understood and acknowledged that to the extent Elixir uses Commercially Reasonable Efforts (by itself or through its Affiliates or Sublicensees) to Develop at least one Licensed Product through a centralized filing with the EMEA, Elixir shall be in compliance with Section 5.1(a) with respect to all countries in the EU.

13.2.4 Disputed Breach. If Elixir disputes in good faith the existence or materiality of a breach specified in a notice provided by BMS pursuant to Section 13.2.2 or 13.2.5, or a failure to use Commercially Reasonable Efforts specified in a notice provided by BMS pursuant to Section 13.2.3, and Elixir provides notice to BMS of such dispute within the applicable thirty (30) day, sixty (60) day or three (3) month period, BMS shall not have the right to terminate this Agreement unless and until the existence of such material breach or failure by Elixir has been determined in accordance with Section 14.2 and Elixir fails to cure such breach within sixty (60) days following such determination (except to the extent such breach involves the failure to make a payment when due, which breach must be cured within ten (10) business days following such determination). It is understood and acknowledged that during the pendency of such a dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder. The Parties further agree that any payments that are made by one Party to the other Party pursuant to this Agreement pending resolution of the dispute shall be promptly refunded if an arbitrator or court determines pursuant to Section 14.2 that such payments are to be refunded by one Party to the other Party.

13.2.5 Termination for Competitive Compound. BMS shall have the right to terminate this Agreement (on a country-by-country or worldwide basis, as BMS may elect), at BMS’ sole discretion, upon thirty (30) days prior written notice to Elixir in the event that (a) Elixir or its Affiliate (alone or in collaboration with a Third Party) undertakes the clinical development of a Competitive Compound, that is not a Licensed Compound, prior to any Approval being obtained in a Major Market Country for a Licensed Compound; or (b) Elixir or its Affiliate (alone or in collaboration with a Third Party) markets a Competitive Compound that is not a Licensed Compound within * following the first U.S. NDA Approval for a Licensed Product. In the event the Parties are unable to reach agreement regarding whether or not a compound is a Competitive Compound, and the Parties have not resolved such dispute through

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good faith discussions, such dispute will be resolved through performance of the relevant scientific determination by an independent Third Party testing provider or other scientific expert who shall be mutually and reasonably selected by both Parties. The findings of such Third Party scientific expert with respect to such dispute shall be binding on the Parties, and the costs of such testing shall be borne by the Party whom the independent determination does not favor.

13.2.6 Scope of Termination. Except as otherwise expressly provided herein, termination of this Agreement shall be as to all countries in the Territory and all Licensed Products.

13.3 Termination by Elixir.

(a) At Elixir’s discretion, on a country-by-country and product-by-product basis, effective upon three (3) months prior written notice in the case where NDA Approval has not been obtained for the applicable Licensed Product or upon six (6) months prior written notice in the case where Approval has been obtained for the applicable Licensed Product, Elixir may terminate this Agreement for any reason; provided, however, that (i) no such termination right may be exercised as to a Major Market Country in the EU unless all countries in Europe are so terminated and (ii) no such termination right may be exercised as to all of the Major Market Countries excluding Japan unless all countries in the Territory are so terminated.

(b) In addition, Elixir may terminate this Agreement in the event of material breach by BMS, provided that such breach has not been cured within sixty (60) days after written notice thereof is given by Elixir to BMS.

(c) Notwithstanding the foregoing, if BMS disputes in good faith the existence or materiality of such breach and provides notice to Elixir of such dispute within such sixty (60) day period, Elixir shall not have the right to terminate this Agreement in accordance with this Section 13.3(b) unless and until it has been determined in accordance with Section 14.2 that this Agreement was materially breached by BMS and BMS fails to cure such breach within sixty (60) days following such determination. It is understood and acknowledged that during the pendency of such a dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder. The Parties further agree that any payments that are made by one Party to the other Party pursuant to this Agreement pending resolution of the dispute shall be promptly refunded if an arbitrator or court determines pursuant to Section 14.2 that such payments are to be refunded by one Party to the other Party.

13.4 Effect of Termination. Upon termination (or, in the case of clauses (c) and (j) below, expiration) of this Agreement either in its entirety or with respect to one or more applicable country (each a “Terminated Country”) pursuant to Sections 13.2 or 13.3(a) hereof (the rights and obligations of the Parties as to the remaining countries of the Territory in which termination under Section 13.2 or 13.3(a) has not occurred, being unaffected by such termination):

(a) All rights and licenses granted to Elixir in Article 2 shall terminate with respect to each Terminated Country, all rights of Elixir under the BMS Patent Rights and BMS Know-How shall revert to BMS, and Elixir shall cease all use of the BMS Patent Rights and BMS Know-How with respect to each Terminated Country.

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(b) All regulatory filings (including, without limitation, all INDs and NDAs) and Approvals and other documents relating to or necessary to further develop and commercialize Licensed Compounds and Licensed Products, as they exist as of the date of such termination, and all of Elixir’s right, title and interest therein and thereto, in each Terminated Country shall be assigned to BMS, and Elixir shall provide to BMS one (1) copy of the foregoing documents and filings and all documents and filings contained in or referenced in any such filings, together with the raw and summarized data for any preclinical and clinical studies of the Licensed Compounds and such Licensed Product (and where reasonably available, electronic copies thereof). BMS shall have the right to obtain specific performance of Elixir’s obligations referenced in this Section 13.4(b) and/or in the event of failure to obtain assignment, Elixir hereby consents and grants to BMS the right to access and reference (without any further action required on the part of Elixir, whose authorization to file this consent with any Regulatory Authority is hereby granted) any and all such regulatory filings for any regulatory or other use or purpose in each Terminated Country. In addition, upon request by BMS, Elixir shall grant to BMS the right to access and reference any other documents (including but not limited to regulatory filings) that are available to Elixir and reasonably necessary for BMS to further develop, manufacture and commercialize the Licensed Compounds and Licensed Product for the Terminated Country. Without limiting the foregoing in this paragraph, to the extent applicable, Elixir’s obligations under Section 10.6 shall continue with respect to the terminated country.

(c) All amounts due or payable to BMS that were accrued, or that arise out of acts or events occurring, prior to the effective date of termination or expiration shall remain due and payable; but (except as otherwise expressly provided herein) no additional amounts shall be payable based on events occurring after the effective date of termination or expiration.

(d) Should Elixir have any inventory of the Licensed Compound suitable for use in clinical trials in each Terminated Country, Elixir shall offer to sell such Licensed Compound to BMS at Elixir’s out-of-pocket cost (but BMS shall be under no obligation to purchase same unless it agrees to do so in writing at such time).

(e) Should Elixir have any inventory of any Licensed Product approved and allocated prior to termination for sale in a Terminated Country, Elixir shall have * thereafter in which to dispose of such inventory (subject to the payment to BMS of any royalties due hereunder thereon), provided however, that (i) such right shall terminate at such time that BMS or a Third Party has taken over responsibility for the sale of such Licensed Product in such Terminated Country and (ii) such Licensed Product shall not be sold at a discount to a purchaser that is greater than the average discount provided to such purchaser for the Licensed Product in such Terminated Country during the * period preceding such termination and, in addition, such sales shall not result in the applicable wholesaler inventory levels for such Licensed Product exceeding the average levels for the * period preceding such termination.

(f) Elixir shall disclose to BMS its manufacturing patents, processes, techniques and trade secrets for making the Licensed Product, which shall be treated as Elixir

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Confidential Information, and BMS shall automatically have an exclusive, perpetual, worldwide, transferable, sublicensable right and license under know-how and patents Controlled by Elixir and its Affiliates relating to any composition, formulation, method of use or manufacture of the Licensed Compound or any Licensed Product solely for (i) using, importing, selling and offering for sale such Licensed Compound and Licensed Products in each Terminated Country and (ii) making and having made such Licensed Compound and Licensed Products anywhere in the world for use, importation, sale and offer for sale in each Terminated Country, which license and right shall be subject to the prosecution and enforcement rights and obligations set forth in Article 10 with the roles of BMS and Elixir switched thereunder.

(g) If Elixir has the capability as of the Termination Date to commercially manufacture and supply Licensed Compound and/or Licensed Product, upon request by BMS, Elixir shall supply to BMS Licensed Compound and/or Licensed Product for use and sale in the Terminated Countries, at a price equal to * percent (*%) of Elixir’s documented fully-burdened manufacturing cost (determined in accordance with GAAP) for such Licensed Compound and/or Licensed Product, under terms and conditions as may be mutually agreed between the Parties. In such event, Elixir shall manufacture and supply such Licensed Compound and/or Licensed Product to BMS until, as BMS may elect at its sole discretion, BMS assumes responsibility for its own manufacture and supply such Licensed Compound and/or Licensed Product for the Terminated Countries.

(h) In the case where Elixir has in-licensed from a Third Party patent rights and such Third Party patent rights are sublicensed to BMS pursuant to this Section 13.4 and used by BMS with respect to a Licensed Compound or Licensed Product in a Terminated Country, BMS shall reimburse Elixir for any payments that Elixir is obligated in writing to pay such Third Party that results from BMS’s use of such sublicensed Third Party patent rights.

(i) Elixir shall assign (or, if applicable, cause its Affiliate to assign) to BMS all of Elixir’s (and such Affiliates’) right, title and interest in and to any registered or unregistered trademark, trademark application, trade name or internet domain name that is specific to a Licensed Product (it being understood that the foregoing shall not include any trademarks or trade names that contain the name “Elixir”) in each Terminated Country.

(j) Elixir shall grant to BMS a license, which license shall be exclusive with respect to each Terminated Country, with the right to grant sublicenses, under all patent rights owned or Controlled by Elixir as of the Termination Date that absent the license granted in this Section 13.4(j) would be infringed by the sale of any Licensed Compounds and/or Licensed Products to use, import, sell and offer for sale and otherwise Develop and Commercialize Licensed Products and Licensed Compounds in the Terminated Country. In consideration for the licenses and other rights granted to BMS under this Section 13.4(j), BMS will pay to Elixir a royalty on net sales of such Licensed Product by BMS, its Affiliates and sublicensees in each Terminated Country in the Territory, at a rate equal to * percent (*%) of the Royalty Rate set forth in Table 2 of Section 8.4.1 provided that (i) if the terminated country is a Major Market Country, a Phase 3 Trial has been started in the terminated country at the time of such termination and (ii) if the terminated country is a non-Major Market Country, Elixir has obtained Approval in at least one Major Market Country at the time of such termination. For clarification, no royalty shall be payable under this Section 13.4(j) with respect to a given

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terminated country if the applicable condition (i) or (ii) in the preceding sentence is not met at the time of such termination. For clarification, no royalty shall be payable by BMS based on any BMS Patent Rights, Joint Patent Rights or BMS Other Patent Rights.

(k) Neither Party shall be relieved of any obligation that accrued prior to the effective date of such termination or expiration.

(l) BMS shall have the right to retain all amounts previously paid to BMS by Elixir, subject to any applicable determination of an arbitrator or court pursuant to Section 14.2.

It is understood and agreed that BMS shall be entitled to specific performance as a remedy to enforce the provisions of this Section 13.4, in addition to any other remedy to which it may be entitled by applicable Law.

13.5 Survival. The following provisions shall survive termination or expiration of this Agreement, as well as any other provision which by its terms or by the context thereof, is intended to survive such termination: Article 1 (as applicable), Section 2.3(b)(v), Article 5 (with respect to obligations arising prior to expiration or termination of this Agreement), Article 8 (with respect to obligations arising prior to expiration or termination of this Agreement), Section 9.4, Section 9.5, Section 10.1, Section 10.4.4 (with respect to an action, suit or proceeding commenced prior to termination), Section 10.7, Article 11, Article 12, Section 13.4, this Section 13.5, Section 13.6, Article 14 and Article 15. Termination or expiration of this Agreement shall not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination or expiration nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity, subject to Section 14.2, with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation. All other obligations shall terminate upon expiration of this Agreement.

13.6 Bankruptcy. The Parties agree that in the event a Party becomes a debtor under Title 11 of the U.S. Code (“Title 11”), this Agreement shall be deemed to be, for purposes of Section 365(n) of Title 11, a license to rights to “intellectual property” as defined therein. Each Party as a licensee hereunder shall have the rights and elections as specified in Title 11. Any agreements supplemental hereto shall be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of Title 11.

ARTICLE 14

DISPUTE RESOLUTION; ARBITRATION

14.1 Resolution by Senior Executives. Except as provided in Sections 3.2(b), 8.7 and 14.2(g), in the event of any dispute between the Parties in connection with this Agreement, the construction hereof, or the rights, duties or liabilities of either Party hereunder, the Parties shall first attempt in good faith to resolve such dispute by negotiation and consultation between themselves. In the event that such dispute is not resolved on an informal basis within ten (10) Business Days, either Party may, by written notice to the other Party, refer the dispute to the Chief Executive Officer of Elixir and the President, Pharmaceutical Research Institute of BMS or other designated officer of BMS for attempted resolution by good faith negotiation within thirty (30) days after such notice is received.

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14.2 Arbitration. Except as provided in Sections 3.2(b), 8.7, 13.2.5 and 14.2(g), if any dispute between the Parties relating to or arising out this Agreement cannot be resolved in accordance with Section 14.1, either Party may submit such dispute for resolution through binding arbitration as follows:

(a) A Party may submit such dispute to arbitration by notifying the other Party, in writing, of such dispute. Within thirty (30) days after receipt of such notice, the Parties shall designate in writing a single arbitrator to resolve the dispute; provided, however, that if the Parties cannot agree on an arbitrator within such thirty (30) day period, the arbitrator shall be selected by the New York, NY office of the American Arbitration Association (the “AAA”) or, if such office does not exist or is unable to make a selection, by the office of the AAA nearest to New York City. The arbitrator shall be a lawyer knowledgeable and experienced in the applicable Law concerning the subject matter of the dispute, and shall not be an Affiliate, employee, consultant, officer, director or stockholder of either Party, or otherwise have any current or previous relationship with either Party or their respective Affiliates. The governing law in Section 15.7 shall govern any such proceedings. The language of the arbitration shall be English.

(b) Within thirty (30) days after the designation of the arbitrator, the arbitrator and the Parties shall meet, and each Party shall provide to the arbitrator a written summary of all disputed issues, such Party’s position on such disputed issues and such Party’s proposed ruling on the merits of each such issue.

(c) The arbitrator shall set a date for a hearing, which shall be no later than thirty (30) days after the submission of written proposals pursuant to Section 14.2(b), for the presentation of evidence and legal argument concerning each of the issues identified by the Parties. The Parties shall have the right to be represented by counsel. Except as provided herein, the arbitration shall be governed by the Commercial Arbitration Rules of the AAA applicable at the time of the notice of arbitration pursuant to Section 14.2(a); provided, however, that the Federal Rules of Evidence shall apply with regard to the admissibility of evidence in such hearing.

(d) The arbitrator shall use his or her best efforts to rule on each disputed issue within thirty (30) days after completion of the hearing described in Section 14.2(c). The determination of the arbitrator as to the resolution of any dispute shall be binding and conclusive upon all Parties. All rulings of the arbitrator shall be in writing and shall be delivered to the Parties except to the extent that the Commercial Arbitration Rules of the AAA provide otherwise. Nothing contained herein shall be construed to permit, unless otherwise expressly allowed in Section 9.5, the arbitrator to award punitive, exemplary or any similar damages.

(e) The attorneys’ fees of the Parties in any arbitration, the fees of the arbitrator and the costs and expenses of the arbitration shall be borne by the Parties in a proportion determined by the arbitrator.

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(f) Any arbitration pursuant to this Section 14.2 shall be conducted in New York, New York. Any arbitration award may be entered in and enforced by a court in accordance with Section 15.8.

(g) Notwithstanding anything in this Article 14, each Party shall have the right to seek injunctive or other equitable relief from a court of competent jurisdiction pursuant to Section 15.8 that may be necessary to avoid irreparable harm, maintain the status quo or preserve the subject matter of the arbitration, including any breach or threatened breach of Section 2.1, 2.2, 11.1 or 13.4.

ARTICLE 15

MISCELLANEOUS

15.1 Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

15.2 Notices. Any notice required or permitted to be given by this Agreement shall be in writing and shall be delivered by hand or overnight courier with tracking capabilities or mailed postage prepaid by first class, registered or certified mail addressed as set forth below unless changed by notice so given:

If to Elixir:
Elixir Pharmaceuticals, Inc.
One Kendall Square
Building 1000, Fifth Floor
Cambridge, Massachusetts 02139
Attention: Chief Business Officer
Telephone: 617-995-7020
Facsimile: 617-995-7050

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With a copy to:
Goodwin Procter LLP
Exchange Place
Boston, Massachusetts 02109
Attention: Stuart M. Cable, P.C.
Telephone: 617-570-1000
Facsimile: 617-523-1231

If to BMS:
Bristol-Myers Squibb Company
P.O. Box 4000
Route 206 & Province Line Road
Princeton, New Jersey 08543-4000
Attention: Senior Vice President for Business Development
Telephone: 609-252-4712
Facsimile: 609-252-7212

With a copy to:
Bristol-Myers Squibb Company
P.O. Box 4000
Route 206 & Province Line Road
Princeton, New Jersey 08543-4000
Attention: Vice President & Senior Counsel, Corporate Development
Telephone: 609-252-4311
Facsimile: 609-252-4232

Any such notice shall be deemed given on the date received. A Party may add, delete, or change the person or address to whom notices should be sent at any time upon written notice delivered to the Party’s notices in accordance with this Section 15.2.

15.3 Force Majeure. Neither Party shall be liable for delay or failure in the performance of any of its obligations hereunder if such delay or failure is due to causes beyond its reasonable control, including, without limitation, acts of God, fires, earthquakes, strikes and labor disputes, acts of war, terrorism, civil unrest or intervention of any governmental authority (“Force Majeure”); provided, however, that the affected Party promptly notifies the other Party and further provided that the affected Party shall use its commercially reasonable efforts to avoid or remove such causes of non-performance and to mitigate the effect of such occurrence, and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the Parties shall negotiate in good faith any modifications of the terms of this Agreement that may be necessary or appropriate in order to arrive at an equitable solution.

15.4 Assignment.

15.4.1 BMS may, without Elixir’s consent, assign or transfer all of its rights and obligations hereunder, in connection with any transfer of all of the BMS Patent Rights and BMS Know-How, to any Affiliate of BMS or to any Third Party (including, without limitation, a successor in interest); provided, however, that such assignee or transferee agrees in a writing provided to Elixir to be bound by the terms of this Agreement.

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15.4.2 Upon thirty (30) days advance written notice to BMS and subject to BMS’ approval, such approval not to be unreasonably withheld, delayed or conditioned, Elixir may assign or transfer all of its rights and obligations hereunder to any Third Party, provided however, that, (i) Elixir’s rights and obligations under this Agreement shall be assumed by the Third Party assignee, (ii) such assignment includes, without limitation, all Approvals and all rights and obligations under this Agreement, (iii) such Third Party shall have agreed as of such assignment or transfer to be bound by the terms of this Agreement in a writing provided to BMS, and (iv) Elixir remains responsible for the performance of this Agreement.

15.4.3 Notwithstanding the provisions of Section 15.4.2 above, Elixir may assign or transfer all of its rights and obligations hereunder without such consent to an Affiliate of Elixir or to a successor in interest by reason of merger or consolidation or sale of all or substantially all of the assets of Elixir, provided however, that (i) Elixir’s rights and obligations under this Agreement shall be assumed by its successor in interest and shall not be transferred separate from all or substantially all of its other business assets, including those business assets that are subject to this Agreement, (ii) such assignment includes, without limitation, all Approvals and all rights and obligations under this Agreement, (iii) such successor in interest or Affiliate shall have agreed as of such assignment or transfer to be bound by the terms of this Agreement in a writing provided to BMS, and (iv) where this Agreement is assigned or transferred to an Affiliate, Elixir remains responsible for the performance of this Agreement.

15.4.4 Subject to the foregoing, this Agreement shall inure to the benefit of and be binding on the Parties’ successors and assigns. Any assignment or transfer in violation of the foregoing shall be null and void and wholly invalid, the assignee or transferee in any such assignment or transfer shall acquire no rights whatsoever, and the non-assigning non-transferring Party shall not recognize, nor shall it be required to recognize, such assignment or transfer.

15.5 Further Assurances. Each Party agrees to do and perform all such further acts and things and shall execute and deliver such other agreements, certificates, instruments and documents necessary or that the other Party may deem advisable in order to carry out the intent and accomplish the purposes of this Agreement and to evidence, perfect or otherwise confirm its rights hereunder.

15.6 Waivers and Modifications. The failure of any Party to insist on the performance of any obligation hereunder shall not be deemed to be a waiver of such obligation. Waiver of any breach of any provision hereof shall not be deemed to be a waiver of any other breach of such provision or any other provision on such occasion or any succeeding occasion. No waiver, modification, release or amendment of any obligation under or provision of this Agreement shall be valid or effective unless in writing and signed by all Parties hereto.

15.7 Choice of Law. This Agreement shall be governed by, enforced, and shall be construed in accordance with the laws of the State of New York without regard to its conflicts of law provisions (other than section 5-1401 of the New York General Obligations Law).

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15.8 Jurisdiction.

15.8.1 Unless the Parties otherwise agree in writing, each Party, for the purpose of enforcing an award under Section 14.2 or for seeking injunctive or other equitable relief as permitted under Section 14.2(g), hereby irrevocably submits to the exclusive jurisdiction of (i) the Supreme Court of the State of New York, New York County or the Supreme Court or Chancery Court of the State of Delaware (each a “State Court”), and (ii) the United States District Court for the Southern District of New York or the U.S. District Court for the District of Delaware (each a “District Court”), for the purposes of any suit, action or other proceeding arising out of this Agreement or out of any transaction contemplated hereby. Each party agrees to commence any such action, suit or proceeding either in a District Court or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in a State Court.

Each party further agrees that service of any process, summons, notice or document by personal delivery, by registered mail, or by a recognized international express delivery service to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in the applicable District Court or State Court with respect to any matters to which it has submitted to jurisdiction in this Section. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the applicable District Court or State Court, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

15.8.2 Each Party hereto hereby waives to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each Party hereto (i) certifies that no representative, agent or attorney of the other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other Party hereto have been induced to enter into this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 15.8.

15.9 Publicity. Upon execution of this Agreement, the Parties shall issue the press release announcing the existence of this Agreement in the form and substance as set forth in Appendix 4 hereof. Each Party agrees not to issue any other press release or other public statement disclosing other information relating to this Agreement or the transactions contemplated hereby without the prior written consent of the other Party, other than with respect to the terms and conditions of this Agreement in accordance with Section 11.4, provided, however, that any disclosure which is required by applicable Law (including the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended), or the rules of a securities exchange or the Securities and Exchange Commission or the securities regulators of any state or other jurisdiction, as reasonably advised by the disclosing Party’s counsel, may be made subject to the following. The Parties agree that any such required disclosure will not contain confidential business or technical information and, if disclosure of confidential business or technical information is required by applicable Law or such rules or regulators, the Parties will use appropriate diligent efforts to minimize such disclosure and obtain confidential treatment for

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any such information which is disclosed to a governmental agency. Each Party agrees to provide to the other Party a copy of any public announcement regarding this Agreement or the subject matter thereof as soon as reasonably practicable under the circumstances prior to its scheduled release. Except under extraordinary circumstances, each Party shall provide the other with an advance copy of any such announcement at least five (5) business days prior to its scheduled release. Each Party shall have the right to expeditiously review and recommend changes to any such announcement and, except as otherwise required by applicable Law or such rules or regulators, the Party whose announcement has been reviewed shall remove any Confidential Information of the reviewing Party that the reviewing Party reasonably deems to be inappropriate for disclosure. The contents of any announcement or similar publicity which has been reviewed and approved by the reviewing Party (including the press release set forth in Appendix 4) can be re-released by either Party without a requirement for re-approval. Nothing in this Section 15.9 shall be construed to prohibit Elixir or its Affiliates or Sublicensees from making a public announcement or disclosure regarding the stage of development of Licensed Compounds and Licensed Products in Elixir’s (or its Affiliates’ or Sublicensees’) product pipeline or disclosing clinical trial results regarding such License Products, as may be required by applicable Law or such rules or regulators, as reasonably advised by Elixir’s (or its Affiliates’ or Sublicensees’) counsel.

15.10 Relationship of the Parties. Each Party is an independent contractor under this Agreement. Nothing contained herein is intended or is to be construed so as to constitute BMS and Elixir as partners, agents or joint venturers. Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any Third Party. There are no express or implied third party beneficiaries hereunder.

15.11 Headings. Headings and captions are for convenience only and are not be used in the interpretation of this Agreement.

15.12 Entire Agreement. This Agreement and the attached Appendices, together with the Equity Agreements and that certain Common Legal Interest Agreement between the Parties, constitutes the entire agreement between the Parties as to the subject matter of this Agreement, and supersedes and merges all prior negotiations, representations, agreements and understandings regarding the same.

15.13 Counterparts. This Agreement may be executed in counter-parts with the same effect as if both Parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

15.14 Nonsolicitation. During the term of this Agreement, Elixir agrees that neither it nor any of its Affiliates shall knowingly recruit, solicit or induce, directly or indirectly, any employee of BMS or any of its Affiliates directly involved in the research or Development activities with respect to Licensed Compounds to terminate his or her employment with BMS or such Affiliate and become employed by or consult for Elixir or any of its Affiliates. For purposes of the foregoing sentence, “recruit”, “solicit” or “induce” shall not be deemed to mean (i) circumstances where an employee of BMS or any of its Affiliates initiates contact with Elixir or any of its Affiliates with regard to possible employment, or (ii) general solicitations of

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employment not specifically targeted at employees of BMS or any of its Affiliates, including responses to general advertisements. During the term of this Agreement, BMS agrees that neither it nor any of its Affiliates shall knowingly recruit, solicit or induce, directly or indirectly, any employee of Elixir or any of its Affiliates to terminate his or her employment with Elixir or such Affiliate and become employed by or consult for BMS or any of its Affiliates. For purposes of the foregoing sentence, “recruit”, “solicit” or “induce” shall not be deemed to mean (i) circumstances where an employee of Elixir or any of its Affiliates initiates contact with BMS or any of its Affiliates with regard to possible employment, or (ii) general solicitations of employment not specifically targeted at employees of Elixir or any of its Affiliates, including responses to general advertisements.

15.15 Exports. Each Party agrees not to export or re-export, directly or indirectly, any information, technical data, the direct product of such data, samples or equipment received or generated under this Agreement in violation of any applicable export control Laws.

15.16 Interpretation.

15.16.1 Each of the Parties acknowledges and agrees that this Agreement has been diligently reviewed by and negotiated by and between them, that in such negotiations each of them has been represented by competent counsel and that the final agreement contained herein, including the language whereby it has been expressed, represents the joint efforts of the Parties hereto and their counsel. Accordingly, in interpreting this Agreement or any provision hereof, no presumption shall apply against any Party hereto as being responsible for the wording or drafting of this Agreement or any such provision, and ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

15.16.2 The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “any” shall mean “any and all” unless otherwise clearly indicated by context.

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15.16.3 Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference to any Laws herein shall be construed as referring to such Laws as from time to time enacted, repealed or amended, (c) any reference herein to any Person shall be construed to include the Person’s successors and assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (e) all references herein to Articles, Sections or Appendices, unless otherwise specifically provided, shall be construed to refer to Articles, Sections and Appendices of this Agreement.

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[signature page follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers.

ELIXIR PHARMACEUTICALS, INC.

By:	/s/ William K. Heiden
(Signature)

Name:	William K. Heiden
Title:	Chief Executive Officer and President
Date:	April 25, 2005

BRISTOL-MYERS SQUIBB COMPANY

By:	/s/ Tamar D. Howson
(Signature)

Name:	Tamar D. Howson
Title:	Sr. VP , Corporate and Business Development
Date:	April 25, 2005

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Appendix 1

BMS Patent Rights

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Appendix 2

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1

Appendix 3

Summary of Development Plan as of Effective Date

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Appendix 4

Press Release

Elixir Pharmaceuticals Licenses Novel Growth Hormone Secretagogue Compound from

Bristol-Myers Squibb for Treatment of Metabolic Disorders

CAMBRIDGE, Mass. – March XX, 2005 - Elixir Pharmaceuticals, Inc. announced today an exclusive license agreement with Bristol-Myers Squibb Company (NYSE: BMY) for worldwide development and commercialization rights to Bristol-Myers Squibb’s growth hormone secretagogue (GHS) BMS-604992 and five related compounds. BMS-604992 is a novel, orally- available compound which stimulates the body’s release of growth hormone.

“Given our focus on building a fully integrated biopharmaceutical company by developing and commercializing new drugs for metabolic disorders, the GHS program is a natural fit for Elixir,” said William K. Heiden, Elixir’s President and Chief Executive Officer. “This compound has the potential to be used in treating a number of important diseases including HIV-associated lipodystrophy and growth disorders due to chronic growth hormone deficiency. BMS-604992 enters our pipeline with a well-established preclinical profile and we look forward to rapidly advancing this compound into Phase I trials.”

Under the terms of the agreement, Elixir will pay to Bristol-Myers Squibb an upfront license fee comprised of cash and stock, development-based milestone payments and royalties should the compound receive regulatory approval for commercialization. Additional financial terms were not disclosed.

BMS-604992 is a compound which mimics the body’s endogenous growth hormone secretagogue, ghrelin, by binding to the GHS receptor resulting in the release of growth hormone. Since growth hormone controls human growth and development, growth hormone deficiency can lead to small-for-gestational-age children and contribute to the degenerative changes that occur in the cardiovascular, muscular and central nervous systems of the elderly. Growth hormone therapies have also shown promise in several other acute and chronic conditions.

“While many patients with growth hormone deficiencies and related disorders can successfully be treated with growth hormone replacement regimens, this approach is costly and its clinical use is limited since the hormone cannot be delivered orally,” said Bard Geesaman, M.D., Ph.D., Elixir’s Vice President, Medical Development “We believe that this orally-acting GHS agonist has the potential to enhance the body’s own growth hormone releasing pattern, thus giving it a wide range of potential therapeutic applications.”

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About Elixir

Elixir Pharmaceuticals is a biopharmaceutical company focused on discovering, developing, and marketing new drugs for the treatment and prevention of metabolic disorders, as well as the prevention of age-related diseases. The Company’s research and discovery programs are based on a unique understanding of the genetics and biochemical pathways of aging. More information about Elixir is available at www.elixirpharm.com.

Contact:	Media:
Alan Watson, PhD, MBA	Kari Lampka
Chief Business Officer	MacDougall BioCommunications, Inc.
Elixir Pharmaceuticals	(508) 647-0209
(617) 995-7000	Kari@macbiocom.com

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Appendix 5

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